As filed with the Securities and Exchange Commission on April 22, 1999
                                                      Registration No. 333-28237

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                         Post-Effective Amendment No. 2
                                       to
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 --------------

                            800 TRAVEL SYSTEMS, INC.
                 (Name of small business issuer in its charter)

                                 --------------

   Delaware                           4724                       59-3343338
(State or Other                 (Primary Standard             (I.R.S. Employer
Jurisdiction of             Industrial Classification        Identification No.)
Incorporation or                   Code Number)
 Organization)

                                 --------------

                                                 Mark D. Mastrini, President
     800 Travel Systems, Inc.                      800 Travel Systems, Inc.
      4802 Gunn Highway                               4802 Gunn Highway
     Tampa, Florida 33624                            Tampa, Florida  33624
        (813) 908-0404                                  (813) 908-0404
(Address, including zip code, and            (Name, address, including zip code,
telephone number, including area             and telephone number including area
 code, of registrant's principal                 code of agent for service)
       executive offices)

                        ---------------------------------

                          Copies of communications to:

           Vincent J. McGill                             Richard F. Dahlson
 Phillips Nizer Benjamin Krim & Ballon LLP             Jackson Walker, L.L.P.
           666 Fifth Avenue                          901 Main Street, Suite 6000
     New York, New York 10103-0084                    Dallas, Texas 75202-3797
       Telephone: (212) 977-9700                     Telephone:  (214) 953-6000
      Telecopier:  (212) 262-5152                    Telecopier: (214) 953-5822

PROSPECTUS

                            800 TRAVEL SYSTEMS, INC.

              3,321,800 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
       (and 3,321,800 shares of Common Stock Issuable under the Warrants)

      Of the securities offered under this Prospectus, 3,105,000 Redeemable Common Stock Purchase Warrants (the "Warrants") were sold (along with 1,350,000 shares of Common Stock, par value $.01 per share (the "Common Stock")), by 800 Travel Systems, Inc., a Delaware corporation (the "Company"), in its initial public offering which closed on January 21, 1998 and January 23, 1998 (the "IPO"). The Common Stock and the Warrants (together, the "Securities") were offered and sold separately and not as units, and each can be sold separately. Before the IPO, there was no public market for the Common Stock and the Warrants. The initial public offering price was $5.00 per share of Common Stock and $.125 per Warrant.

      Under this Prospectus, the Company is offering 3,321,800 shares of Common Stock issuable when the Warrants (including the 3,105,000 Warrants sold in the IPO) are exercised. Each Warrant entitles the holder to buy one share of Common Stock at $6.25 per share during the 5-year period beginning January 21, 1998. The Company can redeem the Warrants for $.05 per Warrant on not less than 30 nor more than 60 days written notice if the closing price of the Common Stock for 7 trading days during a 10 consecutive trading day period ending not more than 15 days before the date the notice of redemption is mailed equals or is greater than $10.00 per share, subject to adjustment under certain circumstances and provided there is then a current effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance and sale of Common Stock issuable when the Warrants are exercised. The Company has agreed to pay a solicitation fee (the "Solicitation Fee") in connection with the exercise of the Warrants equal to 5% of the exercise price. See "Description of Securities."

      The IPO prices of the Common Stock and Warrants and the exercise price and other terms of the Warrants were arrived at through negotiations between the Company and First London Securities Corporation and First Liberty Investment Group, Inc., (together, the "Representatives"), and are not related to the Company's assets, book value, financial condition or other recognized criteria of value. Even though the Common Stock and Warrants are listed on the Boston Stock Exchange under the symbols "IFL" and "IFLW," respectively, and on the Nasdaq SmallCap Market under the symbols "IFLY" and "IFLYW," respectively, there can be no assurance that an active trading market in the Company's securities will be sustained. On April 13, 1999, the closing bid prices of the Common Stock and Warrants were $6.875 and $3.00, respectively.

      The Registration Statement relating to this Prospectus also covers the offering by selling securityholders (the "Selling Securityholders") of 478,284 shares of Common Stock (the "Registered Shares") and 250,000 warrants (the "Registered Warrants") identical to the Warrants (and 250,000 shares of Common Stock issuable under them) (together, the "Registered Securities"), which were not underwritten but which may be sold from time to time pursuant to arrangements made by the Selling Securityholders. Sales of the Registered Securities and other shares previously subject to lock-up agreements or the potential of such sales at any time, may have an adverse effect on the market prices of the securities offered under this Prospectus. See "Shares Eligible for Future Sale." The Company will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The Company will bear all expenses incurred by the Selling Securityholders, other than brokerage fees and commissions and fees of independent counsel, if any.

                                 --------------

      THESE ARE SPECULATIVE SECURITIES, AND AN INVESTMENT IN THE SECURITIES OFFERED UNDER THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE OF THE COMMON STOCK AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5 AND "DILUTION."

                                 --------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                   The date of this Prospectus is May 1, 1999

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (the "Registration Statement"), pursuant to the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. THE STATEMENTS CONTAINED IN THIS PROSPECTUS AS TO THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT IDENTIFIED AS EXHIBITS IN THIS PROSPECTUS ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE, REFERENCE IS MADE TO A COPY OF SUCH CONTRACT OR DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, EACH STATEMENT BEING QUALIFIED IN ANY AND ALL RESPECTS BY SUCH REFERENCE. For further information with respect to the Company and the securities offered under this Prospectus, reference is made to the Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549.

      The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its New York Regional Office, Room 1300, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. The Company's Registration Statement on Form SB-2 as well as any reports to be filed under the Exchange Act can also be obtained electronically after the Company has filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http:\\www.sec.gov) that contains such information regarding the Company.

      The Company intends to furnish its shareholders with annual reports containing audited financial statements, quarterly reports containing unaudited financial statements and such other reports as the Company deems appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless the context otherwise requires, references in this Prospectus to the Company are to 800 Travel Systems, Inc. and to the businesses previously conducted by its predecessor, 1-800 Low-Air Fare, Inc., and by The Joseph Stevens Group, Inc. ("Stevens").

The Company

      800 Travel is a leading direct marketer of travel related services, focused primarily on providing air transportation reservation services. The Company provides low-priced airline tickets for domestic and international travel to its customers through its easy-to-remember, toll-free numbers "1-800-LOW-AIR- FARE" (1-800-569-2473), "1-800-FLY-4-LESS" (1-800-359-4537) and
"1-888-999-VUELA" (1-888-999- 8835), and through its website on the World Wide Web (at www.lowairfare.com). The Company operates 7 days a week throughout the year out of its two reservation centers, one in Tampa, Florida and the other in San Diego, California. The Company's website was launched in late December 1998 and had over one million hits during its first full month of operation.

      The Company generates revenues principally from (i) commissions on air travel tickets, (ii) override commissions on air travel tickets the Company books on certain airlines, (iii) segment incentives under its contract with SABRE, (iv) co-op promotions with other suppliers of travel-related products and services, such as long-distance telephone companies, car rental companies and hotels, and (v) service fees that it charges its customers. The Company markets its services primarily by advertising in Yellow Pages throughout the continental United States with populations whose general travel profiles are attractive to the Company.

      The Company's website uses the Interactive Reservation Internet System ("IRISTM"). IRIS enables the Company's customers to reserve airline tickets on line with the real-time interactive assistance of the Company's trained travel agents. IRIS capitalizes on various technologies to provide a unique and easy means for the customers to find low airfares on the Internet. The Company's website affords its customers the convenience of the Internet and the expertise of its reservation agents.

      In January 1998, the Company completed its IPO in which it sold 1,350,000 shares of Common Stock and 3,105,000 Warrants (including 405,000 Warrants under the underwriters over-allotment option). The gross proceeds of the IPO were approximately $7,138,000. The Company used part of the proceeds of the IPO to expedite the training of reservation agents and to further the development of its website. Simultaneously with the IPO, the Company completed the acquisition of Stevens. Stevens' 50 reservation agents provided airline tickets for domestic and international travel to consumers through its "1-800-FLY-4-LESS" (1-800-359-4537) toll-free number.

      Our principal executive offices are located at 4802 Gunn Highway, Tampa, Florida 33624. Our telephone number is (813) 908-0404.

                                  The Offering

Securities Offered..............................  3,321,800 shares of Common
                                                  Stock issuable upon exercise
                                                  of the Warrants
Securities Outstanding Before Offering:           7,616,296 shares(1)
                                                  3,321,800 Warrants(2)
After Offering:                                   10,938,096 shares(2)
                                                  0 Warrants(2)
Estimated Net Proceeds                            $19,600,000(3)
Use of Proceeds                                   Working Capital. See "Use of
                                                  Proceeds."
Trading Symbols:(4)
Boston Stock Exchange:
         Common Stock...........................  IFL
         Warrants...............................  IFLW
Nasdaq SmallCap Market:
         Common Stock...........................  IFLY
         Warrants...............................  IFLYW

Risk Factors....................................  The Common Stock offered under this Prospectus is speculative
                                                  and involve a high degree of
                                                  risk. Investors should
                                                  carefully consider the risk
                                                  factors enumerated herein
                                                  before investing in the Common
                                                  Stock and the Warrants. See
                                                  "Risk Factors" and "Dilution."

----------

(1) Excludes (i) 100,000 shares issuable upon exercise of a warrant granted to Perry Trebatch, (ii) 250,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1997 Stock Option Plan,
      (iii) 190,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1998 Stock Option Plan, (iv) 275,000 shares of Common Stock issuable upon exercise of additional options granted by the Company, (v) 585,000 shares of Common Stock issuable upon exercise of options originally issued to directors and a former director of the Company, (vi) 50,000 shares to be issued to the Company's President on September 1, 1999 (assuming he is then employed by the Company), (vii) 405,000 shares of Common Stock issuable upon exercise of the warrants issued to the Representatives (the "Representatives' Warrants") to purchase Common Stock (the "Representatives' Stock Warrants") and warrants to purchase Common Stock (the "Representatives' Warrant Warrants"), and the shares of Common Stock underlying the Representatives' Warrant Warrants and (viii) 3,321,800 shares of Common Stock issuable upon exercise of the Warrants.

(2)   Excludes items (i) through (vii) referred to in footnote 1.

(3) After subtracting the Solicitation Fee and estimated offering expenses payable by the Company.

(4) Boston Stock Exchange and Nasdaq SmallCap Market symbols do not imply that an established public trading market for these securities will be sustained. See "Risk Factors -- Possible Applicability of Rules Relating to Low-Priced Stock; Possible Failure to Continue to Qualify for Boston Stock Exchange or Nasdaq SmallCap Market Listing."

                        Summary Historical Financial Data

                                                                                    The Company
                                                        ---------------------------------------------------------------------
                                                        Year Ended         Year Ended         Year Ended         Year Ended
                                                        December 31,       December 31,       December 31,       December 31,
                                                           1995(1)             1996              1997(2)             1998
                                                        ------------       ------------       ------------       ------------
Statement of Operations Data:
Revenues ..........................................     $  1,224,908       $  3,235,777       $  8,321,916       $ 11,501,166
Operating Expenses:
  Payroll, commissions and employee benefits ......        1,291,007          2,490,770          4,307,529          5,421,019
  Telephone .......................................          407,396            702,870          1,250,888          1,856,364
  Ticket Delivery Expense .........................          156,694            407,579            771,249          1,068,625
  Advertising .....................................          333,957            137,223            293,036            323,528
  General and Administrative ......................        1,210,646          1,768,058          1,913,654          2,609,034
Interest Expense...................................         (172,874)        (1,114,298)           (54,526)           (20,078)
Other Income ......................................           43,741             12,610              6,461             99,348
                                                        ------------       ------------       ------------       ------------
Net Earnings (Loss) ...............................     $ (2,303,925)      $ (3,372,411)      $   (262,505)      $    301,866
                                                        ============       ============       ============       ============
Net Earnings (Loss) per Share - Basic .............     $       (.60)      $       (.68)      $       (.04)      $        .04
Net Earnings (Loss) per Share - Diluted ...........     $       (.60)      $       (.68)      $       (.04)      $        .04
Weighted Average Number of Common
  Shares Outstanding - Basic ......................        3,840,000          4,947,823          5,957,584          7,475,611
Weighted Average Number of Common Shares
  Outstanding - Diluted ............................       3,840,000          4,947,823          5,957,584          7,886,488


                                                               December 31,
                                    -----------------------------------------------------------------
                                        1995              1996              1997              1998
                                    -----------       -----------       -----------       -----------
Balance Sheet Data:
Working Capital (Deficit)  ...      $  (731,210)      $  (363,201)      $(2,031,637)       $2,244,105
Total Assets .................        1,444,298         2,788,770         4,378,510         9,591,394
Long-Term Debt less
  current maturities .........           60,000            30,000            50,000            24,818

Total Stockholders' Equity ...          613,882         1,500,466         1,569,960         8,679,665

Notes to Summary Historical and Pro Forma Financial Data

1. On December 1, 1995, the Company acquired certain of the assets and assumed certain liabilities of 1-800-Low Airfare, Inc. (the "Predecessor Business"). The results of operations of the Company for the year ended December 31, 1995, include the results of operations of the Predecessor Business for the eleven months ended November 30, 1995.

2. Pursuant to the Interim Operating Agreement the Company assumed the operations of Stevens as of January 1, 1997 and, therefore, the Statement of Income Data of the Company reflects the combined operations of the Company and Stevens for 1997.

                                  RISK FACTORS

      The securities offered under this Prospectus are highly speculative and should be purchased only by persons who can afford to lose their entire investment in the Company. In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors in evaluating an investment in the securities offered under this Prospectus.

Limited Operating History; History of Losses; Future Operating Results.

      The Company has been operating for less than four years and during that time it has generated a significant accumulated operating loss. There can be no assurance that the Company can continue to operate profitably, particularly if it seeks to expand through acquisitions or the addition of new services. The Company only recently initiated its online operations and, accordingly, its prospects in this field must be considered in light of the difficulties encountered in any new business.

Future Capital Needs.

      The Company intends to seek to expand its business to increase sales volume. There can be no assurance that the Company's revenues will increase or even continue at their current levels. If the Company were to choose to expend significant resources to expand its operations, it is possible that it would incur losses and negative cash flow. In such event it is likely the Company would require additional capital. There is no assurance that such capital will be available or, if available, be on terms acceptable to the Company.

Unpredictability of Future Revenues; Fluctuations in Quarterly Results.

      As a result of the Company's limited operating history, the Company is unable to accurately forecast its revenues. The Company's current and future expense levels are based on its operating plans and estimates of future revenues and are to a large extent fixed. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on the Company's business, operating results and financial condition. Further, if the Company should substantially increase its operating expenses to offer expanded services, to fund increased sales and marketing or to develop its technology and transaction-processing systems, and such expenses are not subsequently followed by increased revenues, the Company's operating results may deteriorate.

      The Company expects that it will experience seasonality in its business, reflecting seasonal fluctuations in the travel industry. Seasonality in the travel industry is likely to cause quarterly fluctuations in the Company's operating results and could have a material adverse effect on the Company's business, operating results and financial condition.

Risks Relating to Airline Commissions.

      In 1997 the major airlines announced reductions in the commissions they will pay travel agents from approximately 10% to approximately 8%. The Company anticipates continued downward pressure on airline commission rates. Such future reductions, if any, could have a material adverse effect on the Company.

      The Company is able to offer its customers attractive airfares in large part due to the favorable override commission arrangements it has obtained for selling tickets on certain airlines. For example, the Company is able to offer attractive fares on TWA because of its override commission arrangement with a consolidator which sells tickets on TWA at a discount (the "TWA Discounter"). The override commission agreements with most airlines are on a year-to-year basis. If and when the TWA Discounter is no longer able to sell TWA tickets, or such agreement otherwise expires, or if the Company is unable to extend its current override commission arrangements with other carriers or enter into similar arrangements with similar carriers, the Company could lose its competitive advantages and its business could be materially adversely affected.

Risks Relating to the Airline Industry.

      Developments in the airline industry may result in a decrease in the price or number of tickets the Company sells. Concerns about passenger safety may result in a decrease in passenger air travel and a consequent decrease in the number of tickets the Company sells. There can be no assurance that any such developments will not occur or that the Company will not be adversely affected by any such decrease in the level of passenger air travel.

Risks of Year 2000 Non-Compliance.

      The economy in general, and the travel and transportation industry in particular, may be adversely affected by risks associated with the onset of the Year 2000. The Company's business, financial condition, and results of operations could be materially adversely affected if systems that it operates or systems that are operated by other parties (e.g., SABRE, members of the airline industry, utilities, telecommunications service providers, data providers, credit card transaction processors) with which the Company's systems interface, are not Year 2000 compliant in time. There can be no assurance that the systems of the Company or the systems of these other parties will continue to properly function and interface and will otherwise be Year 2000 compliant. Although the Company is not aware of any threatened claims related to the Year 2000, the Company may be subject to litigation arising from such claims and, depending on the outcome, such litigation could have a material adverse affect on the Company. It is not clear whether the Company's insurance coverage would be adequate to offset these and other business risks related to the Year 2000.

      The key systems integral to the operations of the Company's business are the SABRE computer reservation system and its telephone switching equipment. Because the Company books tickets in advance (in certain cases up to ten months in advance), the Company may experience Year 2000 problems as early as the second quarter of 1999. Representatives of SABRE have already implemented a project to ensure that the SABRE system is Year 2000 compliant during the first half of 1999. Representatives of SABRE have already begun to upgrade the systems at the Company's facilities and this work is substantially complete. The Company, together with its telephone equipment vendors, have already completed service intended to make sure its telephone switching equipment is Year 2000 compliant.

      The Company will continue to test its ancillary equipment and interface with its vendors to determine if they are Year 2000 compliant and, if not, to address any problems uncovered. The Company has substantially completed testing its systems and does not see a need for substantial future expenditures with respect to its systems.

      The expected costs and completion dates for the Year 2000 project are forward-looking statements based on management's best estimates, which were derived using numerous assumptions of future events, including the continued availability of resources, third party modification plans and other factors. Actual results could differ materially from these estimates as a result of factors such as the availability and cost of trained personnel, the ability to locate and correct all relevant computer codes, and similar uncertainties.

Contingency Plans.

      Given the inter dependence of the Company and certain third parties, for example SABRE, ARC and other members of the airline industry, the Company may be unable to maintain continuous operations if the systems of one or more of these parties is not Year 2000 compliant. To the extent possible, the Company will develop and implement contingency plans designed to allow continued operations in the event of failure of the Company's or third parties' systems to be Year 2000 Compliant. For example, the Company plans to have dedicated staff available at crucial dates to remedy unforeseen problems and may install defensive code to protect its real-time systems from improperly formatted date data supplied by third parties.

Dependence on SABRE System.

      The Company's ability to quote air travel ticket prices, make reservations and sell tickets is dependent upon its contractual right to use, and the performance of the SABRE electronic travel reservation system. In April 1996, the Company entered into a five-year agreement with The SABRE Group, Inc. to lease the SABRE system in its Tampa headquarters and in November 1996, entered into a five-year agreement to lease the SABRE system in its San Diego reservation center. If the Company were to lose the contractual right to use the SABRE system through its inability to renew the agreements upon expiration thereof or through the Company's default under the agreements during the respective terms thereof, the Company would not be able to conduct operations until a replacement system was installed and became operational. Only a very limited number of companies provide reservation systems to the travel agency industry. There can be no assurance that a replacement system could be obtained or, if obtained, leased on favorable terms or installed in time to successfully continue operations.

      If the SABRE system were to cease functioning, the Company would not be able to conduct operations until a replacement system were installed and became operational. There can be no assurance that a replacement system could be obtained or, if obtained, installed in time to successfully continue operations. During any interruption in the operation of SABRE, the Company would lose revenues. Other travel agencies using other travel reservation systems would not be subject to such interruption of their operations, and the Company may lose market share to such competitors. If service on the SABRE system were interrupted, the Company could decide to start operating with another travel reservation system. Such a change in reservation systems could incur substantial expenses for acquiring the right to use such system and retraining its reservation agents. In addition, any impairment of the SABRE system which does not cause it to cease operations could, nevertheless, adversely affect the quality of the Company's services, resulting in lost revenues or market share and could require the Company to subscribe to a different travel reservation system.

Dependence Upon Key Personnel.

      The success of the Company is substantially dependent upon the continuing services of Mark D. Mastrini, as well as other key personnel. While the Company has employed a number of executives with industry experience, the loss of Mr. Mastrini or other significant members of management could have a material adverse effect on the Company's business, financial condition and results of operations.

Shares Eligible for Future Sale.

      The Company has 7,616,296 shares of Common Stock outstanding, without giving effect to an additional 5,141,800 shares issuable upon exercise of options and warrants currently outstanding. Of the currently outstanding shares, 2,821,966 are subject to "lock-up" agreements which have prevented them from being offered on the open market. The lock-up agreements with respect to 375,000 shares expires in July 1999 and the lock-up agreements with respect to approximately 2,400,000 shares expires in January 2000.

      The Company is unable to predict the effect, if any, that future sales of Common Stock (or the potential for such sales), whether those currently subject to lock-up agreements or otherwise, may have on the market price of the Common Stock prevailing from time to time. Future sales of substantial amounts of Common Stock in the public market could impair the Company's ability to raise capital through an offering of securities and may adversely affect the market price of the Common Stock.

Necessity to Maintain Current Prospectus and Registration Statement.

      The Company must maintain an effective registration statement on file with the Commission before the holder of any of the Warrants sold in its IPO may be redeemed or exercised. It is possible that the Company may be unable to cause a registration statement covering the Common Stock underlying the Warrants to be effective. It is also possible that the Warrants could be acquired by persons residing in states where the Company is unable to qualify the Common Stock underlying the Warrants for sale. In either event, the Warrants may expire, unexercised, which would result in the holders losing all the value of the Warrants.

State Blue Sky Registration Required to Exercise Warrants.

      Holders of the Warrants have the right to exercise the Warrants only if the underlying shares of Common Stock are qualified, registered or exempt from registration under applicable securities laws of the states in which the various holders of the Warrants reside. The Company cannot issue shares of Common Stock to holders of the Warrants in states where such shares are not qualified, registered or exempt. The Company has qualified the Warrants for listing on the Boston Stock Exchange, which provides for blue sky registration in over 20 states.

Redeemable Warrants and Impact on Investors.

      The Warrants are subject to redemption by the Company in certain circumstances. The Company's exercise of this right would force a holder of a Warrant to exercise the Warrant and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Warrant at the then current market price when the holder might otherwise wish to hold the Warrant for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrant in the event of a call for redemption. Holders who do not exercise their Warrants before the Company redeems them will forfeit their right to purchase the shares of Common Stock underlying the Warrants. Nevertheless, the Company may not redeem the Warrants at any time that a current registration statement under the Securities Act covering the sale of the shares of Common Stock issuable upon exercise of the Warrants is not then in effect. See "Description of Securities--Warrants."

Anti-takeover Effect of Certain Charter, Bylaw and Other Provisions

      Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated Bylaws ("Bylaws") have anti-takeover effects and may discourage, delay, defer or prevent a change in control of the Company. These provisions (i) divide the Company's Board of Directors into three classes, each of which serves for a different three year period and (ii) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at annual stockholders' meetings. Also, some provisions of the Delaware General Corporation Law also have certain anti-takeover effects.

Possible Applicability of Rules Relating to Low-priced Stocks or "Penny Stocks"; Possible Failure to Qualify for Nasdaq SmallCap Market Listing

      The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. Whether the Common Stock or Warrants are "penny stocks" at any time is a function of their trading price. At such times as the Common Stocks or Warrants are "penny stocks," they become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors. There can be no assurance that the Common Stock or the Warrants will trade for $5.00 or more per security. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities in a secondary market.

      Although the Common Stock and Warrants are listed on the Nasdaq SmallCap Market, there can be no assurance that a trading market for the Common Stock and the Warrants will be sustained. Furthermore, there can be no assurance that the securities offered under this Prospectus may be resold at their original offering price or at any other price.

      In order to maintain its listing on the Nasdaq SmallCap Market, a company must maintain $2,000,000 in net tangible assets, and a $1,000,000 market value of the public float. In addition, continued inclusion requires two market makers and a minimum bid of $1.00 per share. The failure to meet these maintenance criteria in the future may result in the discontinuance of the listing of the Common Stock and Warrants on the Nasdaq SmallCap Market.

      If the Company becomes unable to meet the criteria for continued listing on the Nasdaq SmallCap Market and or becomes delisted therefrom, trading, if any, in the Common Stock and the Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the "Electronic Bulletin Board" administered by the National Association of Securities Dealers, Inc. (the "NASD"). In such event, the market price of the Common Stock and the Warrants may be adversely impacted. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of the Common Stock and the Warrants.

Exercise of Representatives' Purchase Warrants

      In connection with the IPO, the Company sold to the Representatives, for nominal consideration, the Representatives' Warrant to purchase 135,000 shares of Common Stock (the Representatives' Stock Warrants) and 270,000 Warrants (the Representatives' Warrant Warrants) from the Company. The Representatives' Warrant is exercisable for a four-year period beginning December 31, 1998, at an exercise price of $8.25 for the Representatives' Stock Warrants and $.15625 for the Representatives' Warrant Warrants, respectively, subject to adjustment. The terms of the Representatives' Warrant Warrants are substantially the same as the Warrants sold to the public in the IPO, except that they have an exercise price of $7.8125 per share. The Representatives' Warrant may have certain dilutive effects because the holders will be given the opportunity to profit from a rise in the market price of the underlying shares with a resulting dilution in the interest of the Company's other shareholders. The terms on which the Company could obtain additional capital during the life of the Representatives' Warrant may be negatively affected because the holders of the Representatives' Warrant might be expected to exercise them at a time when the Company would otherwise be able to obtain comparable additional capital in a new offering of securities at a price per share greater than the exercise price of the Representatives' Warrant.

Dilution

      Investors who exercise their Warrants to purchase Common Stock will experience immediate dilution of $4.13 per share (66.1% of the Warrant Exercise Price). See "Dilution."

No Prior Public Market; Possible Volatility of Securities Prices

      Before the IPO, there was no public market for the Common Stock or the Warrants. Although the Common Stock and the Warrants are listed on the Boston Stock Exchange and on the Nasdaq SmallCap Market, there can be no assurance that a regular trading market will be sustained, or that purchasers will be able to resell their Common Stock or Warrants or otherwise liquidate their investment without considerable delay, if at all. Recent history relating to the market prices of newly public companies indicates that, from time to time, there may be significant volatility in their market price. There can be no assurance that the market price of the Common Stock or the Warrants will not be volatile as a result of a number of factors, including the Company's financial results or various matters affecting the stock market generally.

No Dividends

      The Company has not declared or paid any cash dividends on the Common Stock since its inception. The Company currently intends to retain all earnings for the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future.

Forward-Looking Statements.

      This Report includes "forward looking statements" within the meaning of
Section 27A of the Securities Act, and Section 21E of the Exchange Act. The actual results of the Company may differ significantly from the results discussed in such forward-looking statements. Certain factors that might cause such differences include, but are not limited to, the factors discussed in this "Risk Factors" section.

The safe harbors contained in Section 27A of the Securities Act and Section 21E of the Securities Act, which apply to certain forward-looking statements, are not applicable to this Offering.

                               THE STEVENS MERGER

      Simultaneously with the closing of the IPO, the Company completed the acquisition by merger of Stevens with and into the Company. Stevens' 50 reservation agents provided airline tickets for domestic and international travel to consumers through its "1-800-FLY-4-LESS" (1-800-359-4537) toll-free number.

      In consideration for all of the outstanding capital stock of Stevens, pursuant to the Merger Agreement among the Company, Stevens and the Joseph Stevens Group, LLC ("JSG"), the sole shareholder of Stevens, the Company issued to JSG (i) 383,333 shares of Common Stock, (ii) 250,000 Warrants identical to those sold in the IPO and (iii) a promissory note in the amount of approximately $1.6 million, which was subsequently repaid. In addition the Company agreed that if on the second anniversary of the closing of the IPO the value of the portion of the 383,333 shares issued to JSG then held by JSG, together with the value of any consideration received for shares no longer held by JSG, was less then $2,571,429, the Company would issue to JSG such number of shares of the Company's Common Stock, based upon its then bid price, to make up the deficiency (the "Make-Whole Rights").

      Subsequent to completion of the Stevens Merger, the Company entered into an agreement with JSG whereby JSG forfeited its Make-Whole Rights and returned 184,615 shares of Common Stock to the Company for $558,000. In addition, the Company concurrently agreed to close on the purchase of certain equipment located in Stevens' office and assume certain equipment leases for an additional $240,000. As part of this agreement, the Company obtained JSG's agreement not to sell on the open market any of its shares of the Company's Common Stock before January 1, 1999.

      The equity members of JSG are Joseph Elizondo, Steve Rohrlick and Western Horizons, Ltd., who are owners, respectively, of 44.3%, 44.3% and 11.4%, respectively, of the equity interest in JSG. Joseph Stevens & Company, Inc., the investment banking firm at which the Company's former Chairman of the Board of Directors, Michael Gaggi, was a senior vice president, is not affiliated with or related to Stevens, JSG or any of the equity members of Stevens or JSG.

                                 USE OF PROCEEDS

      To date, few Warrantholders have exercised their Warrants, and the Company has not received any indications that the remaining Warrantholders wish to exercise their Warrants and there can be no assurance that Warrantholders will choose to exercise all or any of the Warrants in the future. However, in the event that all of the Warrants were to be exercised, the net proceeds to the Company upon such exercise, estimated at approximately $19,600,000, after deducting the Solicitation Fee and other expenses of the offering, would be used for working capital to finance the Company's growth, salaries and general corporate purposes. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

      The Company intends, when and if the opportunity arises, to acquire other businesses or products in the travel or telemarketing industries which are compatible with the Company's business or expertise, for the purpose of expanding its business and product base. If such a business opportunity arises, the Company may use a portion of its working capital for that purpose. The Company has no specific arrangement with respect to any such acquisition at the present time, and it is uncertain as to when or if any acquisition will be made.

      Before the Company spends the net proceeds from the exercise of the Warrants, the Company will invest such proceeds in short-term interest bearing securities or money market funds.

                                 DIVIDEND POLICY

      To date, the Company has neither declared nor paid any dividends on its Common Stock nor does the Company anticipate that such dividends will be paid in the foreseeable future. Rather, the Company intends to retain any earnings to finance the growth and development of its business. Any payment of cash dividends on its Common Stock in the future will be dependent, among other things, upon the Company's earnings, financial condition, capital requirements and other factors which the Board of Directors deems relevant.

                            PRICE RANGE OF SECURITIES

      The Company's Common Stock and Warrants are traded in the NASDAQ SmallCap Market under the symbols IFLY and IFLYW, respectively and on the Boston Stock Exchange under the symbols IFL and IFLW, respectively. The following sets forth the high and low closing bid prices for the Common Stock and Warrants on the NASDAQ SmallCap Market for the periods indicated from January 21, 1998 to April 13, 1999 as reported by the National Association of Securities Dealers Automated Quotation System. Such prices represent prices between dealers without adjustment for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

                                                    High                  Low
                                                    ----                  ---
COMMON STOCK:
     1998:
     First quarter (from January 21, 1998)          5-3/4                1-3/32
     Second quarter                                 9-1/4                2-11/32
     Third quarter                                  7-1/8                3-1/4
     Fourth quarter                                16-1/16               3-1/2

     1999:
     First quarter                                 10-5/16               5
     Second quarter (through April 13, 1999)        7-7/8                6-7/8

WARRANTS:
     1998:
     First quarter (from January 21, 1998)            23/32                 3/16
     Second quarter                                 2-13/16                 9/32
     Third quarter                                  2-1/16                 15/16
     Fourth quarter                                10                       7/8

     1999:
     First quarter                                  4-7/16               2-3/16
     Second quarter (through April 13, 1999)        3-5/16               3

      On April 13, 1999, the closing bid prices of the Common Stock and the Warrants, as reported by NASDAQ, were $6.875 and $3.00 respectively. As of April 13, 1999, there were approximately 100 record owners of the Common Stock. The number of record holders does not reflect the number of beneficial owners of the Common Stock for whom shares are held by banks, brokerage firms and others. Based on information requests received from representatives of such beneficial owners, management believes that as of April 13, 1999, there were approximately 4,000 beneficial holders of the Common Stock.

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company at December 31, 1998. This table should be read in conjunction with Financial Statements of the Company, including notes thereto, included elsewhere herein.

                                                               December 31, 1998
                                                               -----------------
Current Maturities of long term debt ......................     $    61,645
Long-term debt ............................................          24,818
Preferred stock -- $.01 par value;
1,000,000 shares authorized, none
issued or outstanding                                                    --
Common stock -- $.01 par value;
20,000,000 shares authorized,
7,597,096(1) shares issued
and outstanding ...........................................          75,971
Additional Paid-In Capital ................................      12,067,342
Accumulated Deficit .......................................      (3,463,648)
                                                                -----------
     Total Stockholders' Equity ...........................       8,679,665
                                                                -----------
     Total Capitalization .................................     $ 8,766,128
                                                                ===========

1. Excludes (i) 100,000 shares issuable upon exercise of a warrant granted to Perry Trebatch, (ii) 250,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1997 Stock Option Plan,
      (iii) 190,000 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1998 Stock Option Plan, (iv) 275,000 shares of Common Stock issuable upon exercise of additional options granted by the Company, (v) 585,000 shares of Common Stock issuable upon exercise of options originally issued to directors and a former director of the Company, (vi) 50,000 shares to be issued to the Company's President on September 1, 2000 (assuming he is then employed by the Company), (vii) 405,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants and the Representatives' Stock Warrants and Representatives' Warrant Warrants underlying the Representatives' Warrants and (viii) 3,321,800 shares of Common Stock issuable upon exercise of the Warrants.

                                    DILUTION

      The difference between the exercise price of the Warrants and the pro forma net tangible book value per share after the exercise of the Warrants constitutes the dilution to those who choose to exercise their Warrants to purchase Common Stock. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

      At December 31, 1998, the tangible book value of the Company was $3,565,830 or $.47 per share. Without taking into account any changes in net tangible book value attributable to operations after December 31, 1998, other than the sale by the Company of the 3,321,800 shares of Common Stock issuable upon exercise of the Warrants, after deducting the estimated expenses of this Offering, including the Solicitation Fee, the pro forma net tangible book value of the Company as of December 31, 1998 would have been $23,165,830, or $2.12 per share. This represents an immediate increase in net tangible book value of $1.65 per share to the existing shareholders and an immediate dilution of $4.13 per share to new investors (66.1% of the exercise price per share of the Warrants). The following table illustrates this dilution, on a per share basis:

Exercise price of Warrants.............................................   $6.25
Net tangible book value as of December 31, 1998....................   .47
Increase in net tangible book value attributable to new investors..  1.65
                                                                    -----
Pro forma net tangible book value after offering.......................    2.12
                                                                          -----

         Total dilution to new investors...............................   $4.13
                                                                          =====

      The following table summarizes, as of December 31, 1998, the total number of shares of Common Stock purchased from the Company, the aggregate consideration paid and the average price per share paid by the existing shareholders and investors who purchase shares by exercising warrants.

                           Shares Purchased      Total Consideration   Average
                          ------------------    ---------------------   Price
                            Number       %          Amount        %    Per Share
                          ----------   -----    -------------   -----  ---------
Existing Shareholders .    7,597,096      70%   $ 12,143,313(2)    37%   $ 1.60
New Investors(1) ......    3,321,800      30%     20,761,250       63%   $ 6.25
                          ----------   -----    ------------    -----
         Total ........   10,918,896     100%   $ 32,904,563      100%   $ 3.01
                          ==========   =====    ============    =====

1. The computation in both of the foregoing tables assume no exercise of the Representatives' Warrant. See "Description of Securities."

2. Includes non-cash consideration received by the Company valued at $1,631,121.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following is a discussion and analysis of the financial condition and results of operations of the Company for the years ended December 31, 1997 and 1998 and should be read in conjunction with the financial statements of the Company and related notes thereto included elsewhere in this Prospectus.

Overview

      The Company operates as a direct marketer of travel related services, primarily providing air transportation reservation services for domestic and international travel to customers through its easy to remember, toll-free numbers and through its website. The Company was formed in November 1995 to acquire certain assets of and assume certain liabilities of 1-800-Low Airfare, Inc. (the "Predecessor Business"). The acquisition was consummated on December 1, 1995. To expand its operations, in November 1996 the Company entered into a Merger Agreement with Stevens and its sole shareholder, JSG. Pursuant to the Merger Agreement, simultaneously with the closing of the Company's IPO on January 21, 1998, Stevens was merged with and into the Company, with the Company as the surviving corporation.

      The Company's operating revenues presently consist, and for the immediate future will continue to consist, principally of (i) commissions on air travel tickets; (ii) override commissions on air travel tickets booked on certain airlines; (iii) segment incentives under its contract with SABRE; (iv) co-op promotions with other suppliers of travel-related products and services, such as long-distance telephone companies, car rental companies and hotels; and (v) service fees that it charges its customers.

      The Company's revenues are a function of the number and price of the tickets it sells and the percentage of the price of such tickets it retains as commissions and override commissions, as well as on the service charges imposed on customers. As a result of its override agreements and an agreement with the TWA Discounter, the Company is able to charge its customers a service charge while still offering low priced tickets. The Company only began to impose service charges in January 1997.

      The Company's operating expenses include primarily those items necessary to advertise its services, maintain and staff its travel reservation centers, including payroll, commissions and benefits; telephone; general and administrative expenses, including rent and computer maintenance fees; and interest, fees and expenses associated with the Company's financing activities. Set forth below for the periods indicated are the gross dollar amounts of reservations booked, revenues and revenues as a percentage of reservations, the gross dollar amount of expenses, expenses as a percentage of revenues and net earnings (loss) as a percentage of revenues. The numbers in the following table for the year ended December 31, 1995, include the results of operations of the Predecessor Business.

                                     Year Ended                       Year Ended
                                  December 31, 1995       %       December 31, 1996        %
                                  -----------------    ------     -----------------     ------
Gross Reservations ...........      $ 11,256,516         --          $ 23,590,782         --
                                    ============       ======        ============       ======
Revenues (including
override)(1) .................      $  1,224,908         10.9%       $  3,235,777         13.7%
                                    ------------       ------        ------------       ------
OPERATING EXPENSES:(2)

Employee Costs ...............         1,291,007        105.4           2,490,770         77.0
Telephone ....................           407,396         33.3             702,870         21.7
Ticket Delivery ..............           156,694         12.8             407,579         12.6
Advertising ..................           333,957         27.3             137,223          4.2
General and Administrative ...         1,210,646         98.8           1,768,058         54.7
                                    ------------       ------        ------------       ------
Total Expenses ...............         3,399,700        277.5           5,506,500        170.2
                                    ------------       ------        ------------       ------
Operating Income (Loss) ......        (2,174,792)       177.5          (2,270,723)        70.2
Other Income (Expense) .......          (129,133)        10.5          (1,101,688)        34.0
                                    ------------       ------        ------------       ------
Net Earnings (Loss) ..........      $ (2,303,925)       188.1%       $ (3,372,411)       104.2%
                                    ============       ======        ============       ======

                                      Year Ended                      Year Ended
                                  December 31, 1997       %       December 31, 1998       %
                                  -----------------    ------     -----------------     ------

Gross Reservations ...........      $ 53,845,888         --          $ 76,680,000        --
                                    ============       ======        ============      ======
Revenues (including
override)(1) .................      $  8,321,916         15.5%       $ 11,501,166        15.0%
                                    ------------       ------        ------------      ------
OPERATING EXPENSES:(2)

Employee Costs ...............         4,307,529         51.8           5,421,019        47.1
Telephone ....................         1,250,888         15.0           1,856,364        16.1
Ticket Delivery ..............           771,249          9.3           1,068,625         9.3
Advertising ..................           293,036          3.5             323,528         2.8
General and Administrative ...         1,913,654         23.0           2,609,034        22.7
                                    ------------       ------        ------------      ------
Total Expenses ...............         8,536,356        102.6          11,278,570        98.1
                                    ------------       ------        ------------      ------
Operating Income (Loss) ......          (214,440)         2.6             222,596         1.9
Other Income (Expense) .......           (48,065)         0.1              79,270         0.7
                                    ------------       ------        ------------      ------
Net Earnings (Loss) ..........      $   (262,505)         3.2%       $    301,866         2.6%
                                    ============       ======        ============      ======

-----------------------
(1)   Revenues as a percentage of gross reservations.
(2)   Expenses as a percentage of revenues.

Results of Operations

      In connection with the Stevens Merger, the Company and Stevens entered into an Interim Operating Agreement pursuant to which the Company operated Stevens' business for the account of the Company effective January 1, 1997 through the closing of the Stevens Merger. The numbers in the table above and in the discussion below for the years ended December 31, 1997 and 1998, include the operations of Stevens.

Year Ended December 31, 1998 ("Fiscal '98") Compared to Year Ended December 31, 1997 ("Fiscal '97")

      Revenues for Fiscal '98 increased 38% to $11,501,166 compared to $8,321,916 for Fiscal '97. The increased revenues reflect the 42% increase in gross reservations of $76,680,000 booked in Fiscal '98 as compared to $53,846,000 booked in Fiscal '97. The increased gross reservations booked and increased revenues reflect the increase in the volume of calls handled at each of the Company's reservation centers as a result of increases in the number of reservation agents and certain operating efficiencies. Revenues as percentage of gross reservations decreased from 15.5% in Fiscal '97 to 15.0% in Fiscal '98 as a result of lower commissions paid and caps on commissions imposed by many airlines in Fiscal '98. This decrease was offset in part by the Company's override commission agreements with certain airlines and consolidators, which insulated the Company from the effects of the reduced commissions and caps, and by the service fees the Company charges its customers.

      Operating expenses for Fiscal '98 increased 32% to $11,278,570 compared to $8,536,356 for Fiscal '97. Despite the increase in operating expenses, operating expenses declined from 103% of revenues in Fiscal '97 to 98% of revenues in Fiscal '98. Operating expenses did not increase proportionate to the increase in revenues due to the fact that many expenses (office rent, utilities, management wages, etc.) remain relatively constant over a broad range of revenues. The increase in operating expenses resulted primarily from increases in the Company's payroll, commissions and employee benefits expenses; telephone and ticket delivery expenses; and general and administrative expenses. The Company's employee costs increased 26% to $5,421,019 in Fiscal '98 from $4,307,529 in Fiscal '97. This increase reflects the increase in the number of reservation agents, which were higher throughout Fiscal '98 as compared to the comparable period of Fiscal '97. Consistent with the increase in the volume of tickets sold by the Company, the Company recorded increases in its telephone and ticket delivery expenses. The Company's ticket delivery expenses increased 39% to $1,068,625 in Fiscal '98 as compared to $771,249 in Fiscal '97. The Company's telephone expenses increased 48% from Fiscal '97 as compared to Fiscal '98 reflecting the increase in the volume of the Company's business and the inefficiencies of its newer agents. These increases were not proportional with the increase in the Company's volume. The Company's general and administrative costs decreased slightly as a percentage of revenues, to 22.7% in Fiscal '98 compared to 23% in Fiscal '97. This decrease was achieved despite the costs (legal, accounting, printing and others) incurred as a result of the Company being a reporting company during Fiscal '98.

      During Fiscal '98 the Company generated a profit from operations of $222,596; which was supplemented by net interest income of $79,270, to yield a net profit of $301,866, as compared to Fiscal '97's operating loss and net loss of $214,440 and $262,505, respectively. The Company's ability to generate a profit during Fiscal '98 reflects the increase in the volume of its business as outlined above.

Liquidity and Capital Resources

      The Company used $1,074,905 in operating activities during Fiscal '98. The use of cash in Fiscal '98 reflects the Company's concerted effort to reduce certain liabilities which had been allowed to grow during Fiscal '97 when the Company applied its available cash to expenses in connection with its IPO.

      In Fiscal '98 the Company's capital expenditures were approximately $2,600,000, reflecting costs associated with the Stevens Acquisition, software development costs incurred in connection with its website, and leasehold and equipment expenditures, portions of which were related to the website.

      In January 1998, the Company completed its IPO, from which it derived net proceeds of approximately $2,993,000 after payments to Stevens in connection with the Stevens merger.

      At December 31, 1998, the Company had intangible assets of approximately $5,100,000, including goodwill of $4,762,864. The amount carried on the Company's Financial Statements as Goodwill represents, primarily, the amounts paid or the value of the shares of Common Stock issued in connection with the acquisition of the assets of the Predecessor Business and the Stevens Merger, in excess of the net fair value of the assets acquired. The ability of the Company to realize the value of such Goodwill is a function of its ability to operate profitably the business conducted with the assets acquired. The Company periodically reviews the amount of Goodwill included in its Financial Statements to determine whether it is appropriate to write-down all or any portion of such amount. Any decision to write-down substantially the amount of Goodwill on the Company's Financial Statements would result in a charge against the Company's earnings.

Seasonality

      Based upon the results of its operations during 1998 and its knowledge of the travel industry, the Company anticipates its business may be affected by seasonality. Travel bookings typically are low in the first quarter, increase during the second quarter as consumers plan their vacations and typically decline in the fourth quarter. In response, the Company will vary the number of agents on staff at any time. During 1998, the Company was able to decrease the number of its reservation agents during the fourth quarter through attrition. There can be no assurance that the Company may not have to take pro-active steps to reduce its work force in response to seasonal fluctuations in the future. Notwithstanding the Company's efforts, the seasonality of the travel industry is likely to adversely impact the Company's business. Moreover, as a consequence of such seasonality and other factors, the Company's quarterly revenue and operating results will be difficult to forecast and period to period comparisons of results may not be material.

                                    BUSINESS

      Unless otherwise noted or the context otherwise requires, references in this Prospectus to the Company are to 800 Travel Systems, Inc. and to the businesses previously conducted by its predecessor, 1-800 Low-Air Fare, Inc. and The Joseph Stevens Group, Inc.

      800 Travel is a leading direct marketer of travel related services, focused primarily on providing air transportation reservation services. The Company provides low-priced airline tickets for domestic and international travel to its customers through its easy-to-remember, toll-free numbers "1-800-LOW-AIR-FARE" (1-800-569-2473), "1-800-FLY-4-LESS" (1-800-359-4537) and
"1-888-999-VUELA" (1-888-999- 8835), and through its website on the World Wide Web (at www.lowairfare.com). The Company operates 7 days a week throughout the year out of its two reservation centers, one in Tampa, Florida and the other in San Diego, California. The Company's website was launched in late December 1998 and had over one million hits during its first full month of operation.

      The Company generates revenues principally from (i) commissions on air travel tickets, (ii) override commissions on air travel tickets the Company books on certain airlines, (iii) segment incentives under its contract with SABRE, (iv) co-op promotions with other suppliers of travel-related products and services, such as long-distance telephone companies, car rental companies and hotels, and (v) service fees that it charges its customers. The Company markets its services primarily by advertising in Yellow Pages throughout the continental United States with populations whose general travel profiles are attractive to the Company.

      The Company's website utilizes the Interactive Reservation Internet System ("IRISTM"). IRIS enables the Company's customers to reserve airline tickets on line with the real-time interactive assistance of the Company's trained travel agents. IRIS capitalizes on various technologies to provide a unique and easy means for the customers to find low airfares on the Internet. The Company's website affords its customers the convenience of the Internet and the expertise of its reservation agents.

The Initial Public Offering; Stevens Merger

      In January 1998, the Company completed its IPO, in which it sold 1,350,000 shares of Common Stock and 3,105,000 Warrants (including 405,000 Warrants under the underwriters over-allotment option). The gross proceeds of the IPO were approximately $7,138,000.

      Simultaneously with the IPO, the Company completed the acquisition of the Joseph Stevens Group, Inc. ("Stevens"). Stevens' 50 reservation agents provided airline tickets for domestic and international travel to consumers through its "1-800-FLY-4-LESS" (1-800-359-4537) toll-free number.

      In consideration for all of the outstanding capital stock of Stevens, pursuant to the Merger Agreement among the Company, Stevens and the Joseph Stevens Group, LLC ("JSG"), the sole shareholder of Stevens, the Company issued to JSG (i) 383,333 shares of Common Stock, (ii) 250,000 Warrants identical to those sold in the IPO and (iii) a promissory note in the amount of approximately $1.6 million, which was subsequently repaid. In addition the Company agreed that if on the second anniversary of the closing of the IPO the value of the portion of the 383,333 shares issued to JSG then held by JSG, together with the value of any consideration received for shares no longer held by JSG, was less then $2,571,429, the Company would issue to JSG such number of shares of the Company's Common Stock, based upon its then bid price, to make up the deficiency (the "Make-Whole Rights").

      Subsequent to completion of the Stevens Merger, the Company entered into an agreement with JSG whereby JSG forfeited its Make-Whole Rights and returned 184,615 shares of Common Stock to the Company for $558,000. In addition, the Company concurrently agreed to close on the purchase of certain equipment located in Stevens' office and assume certain equipment leases for an additional $240,000.

Operating Strategy

      The Company's operating strategy is to (i) strive to provide its customers with the lowest-priced airfare available for a particular travel route at the time of reservation on those airlines whose tickets the Company sells, (ii) focus on consumer air travel, which the Company believes is the most profitable segment of the air travel agency industry, (iii) provide convenient, quick service to its customers, (iv) maintain low operating costs by utilizing only two operating facilities, (v) use state-of-the-art technology to maximize operating efficiencies, (vi) constantly review and update its relationships with major airlines and SABRE to obtain favorable commission structures, and (vii) provide incentives to its sales force through a performance-based compensation structure. The Company believes that this strategy distinguishes it from most travel agencies in the United States, and that significant internal growth opportunities exist as customers' demand for low-price air travel remains unsatisfied through traditional sources and technological developments in the area of information processing enable increasingly efficient global distribution of travel information.

      Low-Priced Airfare on Major Airlines

      The Company strives to provide its customers with the lowest-priced airfare available for a particular travel route at the time of the reservation on those airlines whose tickets the Company sells (which includes most major U.S. and international airlines), using the comprehensive ticket information available on its customized Turbo SABRE system. The Company's Turbo SABRE system provides the operating reservation agent, within seconds of a request for a particular route, up to 900 ticket options ranked in order of price. The reservation agent can then offer ticket options in ascending order of price until the customer chooses a suitable carrier and departure time. In contrast, airlines typically quote only their own fares and often quote highest fares first to avoid selling the low-priced tickets. The Company's operating strategy is based on generating large sales volume rather than on high margins on individual tickets. The Company's customers generally have one objective -- lowest-priced airfares - and the Company's strategy allows it to satisfy its customers' demands for low airfares while obtaining higher commissions and additional incentives for higher volumes. The Company believes that its ability to provide low-priced airfare on the airlines whose tickets it sells provides a distinct competitive advantage in attracting and retaining customers.

      Until recently, the standard base commission rate paid by most airlines was 10%, subject to a cap of $25 for one-way and $50 for roundtrip tickets. In addition to the base commission, the Company and certain other large-volume travel agents are sometimes paid "override" commissions as an incentive to direct traffic to a particular airline. In September 1997, most major airlines reduced to 8% from 10% the standard base commission paid to traditional travel agents, following previous reductions in the commissions paid to online travel services to 5% from 10%. The Company anticipates that this downward pressure on commission rates will continue, putting financial pressure on both traditional and online travel agencies.

      The Company sells tickets for a large number of major U.S. and international airlines. The Company is authorized to sell tickets on behalf of all major domestic airlines including Continental,

United, Northwest, TWA, American, Alaska, Delta, Midway, Southwest, and U.S. Airways. The Company constantly monitors and periodically revisits its existing relationships with individual airlines, and attempts to establish new relationships with other airlines, as part of its general strategy of keeping abreast of market conditions and industry trends.

      Focus on Consumer Air Travel

      The Company believes that consumer air travel is the most profitable segment of the air travel industry, and that it can compete effectively in this segment because of its high technology, telemarketing approach to the consumer air travel business and the resulting efficiencies. The Company considers the consumer market to include any person who pays for his or her own travel expense, regardless of the purpose of the travel, as opposed to business travelers whose employers pay for their travel expenses. However, the Company does sell to certain customers who purchase air travel for business purposes which is paid for by their employers.

      The Company believes that its reservation agents require substantially less time to book reservations because (i) all the information they need is immediately available and the necessary steps can be conducted on their computer screens, and (ii) the Company's services are focused on air travel, which does not require research or follow-up work and can be completed in one phone call, in contrast to the more time-consuming arrangements for hotel and car-rental reservations. Consequently, the Company believes that the hourly dollar value of bookings confirmed by its reservation agents are above the industry average. The Company strives to increase its reservation agents' booking rates by rewarding reservation agents with commissions for weekly sales in excess of various levels.

      Convenient Service

      The Company believes that along with low prices, another significant factor in a customer's decision to purchase air travel is convenience of service. The Company believes that its service compares favorably to that of its competitors because (i) its reservation agents provide immediate and comprehensive information, and (ii) if purchased early enough, tickets are delivered the next day by overnight courier. The Company's telemarketing service, coupled with its delivery of tickets by next-day courier, eliminates the need for customers to visit a travel agency. The Company offers one source for the low-priced airfares from numerous carriers, thus eliminating the need for customers to call several air carriers or travel agents. In addition, the easy-to-remember "1-800-LOW-AIR-FARE" and "1-800- FLY-4-LESS" names and associated numbers, "1- 800-569-2473" and "1-800-359-4537" facilitate repeat calls from customers who may call on subsequent occasions from other locations where the area code may be different or where they may not have access to a Yellow Pages directory.

      Low Operating Costs

      The Company seeks to have the lowest margin of operating costs in the travel agency industry. The Company minimizes its operating costs by processing all reservations and purchases through two centralized facilities, rather than duplicating resources at numerous locations. Since customers generally do not physically visit the Company's reservation centers, the Company did not construct expensive locations like those of traditional travel agents. Similarly, the Company does not need to incur the expense of furnishing its reservation facilities to accommodate customers, but rather maintains functional reservation centers geared toward maximizing the number of reservation agents that can operate at any one time. The Company also minimizes its costs by basing its marketing strategy on advertising through

Yellow Pages directories throughout the United States, which the Company believes is the most cost-effective method of advertising available. The Company contracts for its employees through a professional employee leasing organization. All of the Company's workers (other than management) are retained on an hourly basis through such services. The Company is responsible for training and supervising the job performance of worksite employees. The Company has determined that it is more economical to contract with employee providers than to directly employ hourly workers.

      State-of-the-Art Technology

      The Company uses state-of-the-art computer technology to access all major U.S. and international air carriers' routes and fares. Each of the Company's computer terminals is linked directly to the SABRE system. The Company has customized the Turbo SABRE system specifically for the Company's purposes. As a result, the Company's reservation agents have fewer procedures to master and therefore become proficient on the Company's reservation system quickly, thus incurring lower training expenses.

      Review and Update Relationships with Airlines

      The Company's management constantly reviews and updates its relationships with the major airlines and SABRE to obtain favorable commission structures. The Company believes that as a result of such efforts, the Company has been able to obtain commission structures that are more favorable than those obtained by travel agents generally.

      Employee Incentives

      The Company's reservation agents are organized into teams of approximately 20 reservation agents under one supervisor. The reservation agents earn a base salary and commission, each of which is dependent upon the volume of sales generated by an agent within a moving, historic measuring period. The team supervisors, in turn, are paid based on the average sales of their team. The Company believes that this performance-based compensation structure enables it to retain and constantly motivate the bestperforming reservation agents.

Growth Strategy

      The Company has a three-point growth strategy:

      o Internal Growth.

      The Company's reservation centers are currently operating at less than maximum capacity because the Company can add additional reservation agents while maintaining the quality of its customer service and operating efficiencies. Consequently, the Company believes it can grow substantially over by adding additional personnel at its current facilities. The Company's Tampa and the San Diego facilities can accommodate a combined total of 1,560 reservation agents working in staggered shifts, or 520 working at any one time.

      o Marketing.

      The Company's marketing strategy focuses on advertising in Yellow Pages directories in the largest standard metropolitan areas ("SMA's"). The Company has advertisements of its toll-free numbers listed in directories reaching a majority of the U.S. population. To increase the demand for its services the Company will expand the number of Yellow Page directories in which it is listed. Thereafter, the Company anticipates increasing consumer awareness of its easy-to-use, low-priced airfare approach to travel reservations through select print and radio advertising campaigns.

      o Strategic Acquisitions; Additional Services.

      The Company believes that opportunities exist for it to expand its market share in the travel market and telemarketing industries through the acquisition of other travel companies with valuable customer lists and intellectual property, and in markets outside the travel arena by acquiring other call center operations. The Company expects that such acquisitions would involve the purchase of the relevant names, service marks and telephone numbers, as well as any logos and other identifying features associated with them. The Stevens Merger is an example of one such strategic acquisition. The Company may also seek to increase demand for its services by providing new services in addition to airline reservations. In evaluating potential new services the Company will consider the profit potential as well as the potential for increased volume.

Services

      The primary service the Company offers to customers who call its toll-free numbers or visit its website is a reservation service for domestic and international flights. The Company strives to provide its customers with the lowest-priced airfare available for a particular travel route at the time of the reservation. The Company's Turbo SABRE system is customized to provide to the reservation agent within seconds up to 900 ticket options, ranked in order of price. Once tickets are purchased, they are printed at the Company's Tampa reservation center and delivered by overnight courier to customers or made available at the airline's ticket counter as an "electronic ticket."

      The Company's reservation centers operate 16 hours a day, throughout the year. Each reservation agent operates a computer terminal that accesses the SABRE travel reservation and information system. The Company adjusts the number of reservation agents serving customers on an hourly basis. At the peak hours of 11:30 a.m. through 4:30 p.m., Eastern time, the Company has the most reservation agents working, yet is not able to answer all of the calls it receives.

      Repeat Customers

      The Company believes that repeat customers are key to its growth. The Company's "1-800-LOW- AIR-FARE" (1-800-569-2473) number has a rate of repeat customers (meaning customers who purchase at least one more ticket within a year) of approximately 40%, and the Company's "1-800-FLY-4-LESS" (1-800-359-4537) number has a repeat customer rate of approximately 50%. The Company believes that while customers are initially attracted by the low-priced airfares made available by the Company, they become repeat customers because of their satisfaction not only with the prices but also the convenience of being able to book their reservations on one relatively brief toll-free telephone call. The Company believes it can generate internal growth by obtaining an even larger portion of the travel business of its existing customers and consequently increasing its repeat customer business.

Operations

      The Company's operations generate revenues principally from (i) commissions on air travel tickets, (ii) override commissions on air travel tickets the Company books on certain airlines, (iii) segment incentives under its contract with SABRE, (iv) co-op promotions with other suppliers of travel-related products and services, such as long-distance telephone companies, car rental companies and hotels, and (v) service fees that it charges its customer.

      Standard Commissions

      In accordance with industry practice, the Company receives a commission of approximately 8% of the price of each ticket that it sells. Though most airlines pay online travel agencies base commissions of 5% or less, because of the manner in which the Company's website operates, it receives the same commission whether it services a customer online or over the phone. Most major U.S. airlines impose caps on such commissions of $25 dollars for one-way domestic tickets, $50 dollars for round-trip domestic tickets, $50 for one-way international tickets and $100 for round-trip international tickets. From time to time, major U.S. air carriers informally waive the commission cap for the Company and other large travel agencies. Such waivers generally apply to sales of tickets for travel on selected routes and are granted to provide an incentive to increase sales for those routes. In addition, the Company obtains higher commissions through the receipt of override commissions in excess of the standard 8% commission pursuant to agreements with most of the major U.S. airlines. Due to such override commissions and waivers of the commission cap and the Company's strategy of selling tickets on airlines with which it has override commission arrangements, the Company often receives a commission above the commission cap.

      Override Commissions

      The Company has entered into agreements with certain airlines for the payment of override commissions above the standard industry commission rate. Under such agreements, additional commissions are generally awarded if the volume of ticket sales surpasses certain agreed upon thresholds based upon ticket sales. Override commissions are generally paid quarterly and, depending upon the specific agreement with the air carrier, may be paid directly by check from the air carrier to the Company, by means of net payments by the Company to the Airlines Reporting Corporation (the "ARC"), a corporation owned and established by the airlines to provide reporting, settlement and related services in connection with the sale of transportation by travel agencies in the U.S., with respect to amounts owed to the air carrier, or through ARC by means of a credit memo in favor of the Company.

      Segment Incentives under SABRE Contract

      The Company earns additional revenue in the form of a fee from SABRE for each segment of air travel that it sells. A segment of air travel is non-stop air travel between two destinations.

      Service Fee; Shipping and Handling

      The Company also charges customers a service fee per airline ticket sold. These fees are calculated into the cost of a ticket when quoted to the caller. Because of the Company's override commission structure, its quoted price for tickets (inclusive of the service charge) is generally lower than the lowest-priced published fare quoted by the airlines. The Company also earns a shipping and handling fee (net of expenses) for delivering tickets to its customers.

      Agreements with Consolidators

      The Company also sells air travel tickets offered by consolidators. Consolidators purchase large number of tickets directly from air carriers for resale to the public. When the Company sells such tickets, the reservation is generally not booked through SABRE or settled through ARC, and the Company is paid its commission directly from the consolidator. The Company has entered into an agreement with a consolidator that sells tickets on TWA at a discount (the "TWA Discounter") pursuant to which it (i) solicits customers to purchase tickets for air travel on TWA at discounted fares from the TWA Discounter and
(ii) solicits businesses to enter into agreements for the purchase of air travel on TWA from the TWA Discounter (the "TWA Agreement"). In 1998, the TWA Agreement was extended to January 31, 2003, and is terminable before such date on 15 days' prior written notice by either party. The Company receives a 15% commission on each air travel ticket solicited by the Company or pursuant to an agreement solicited by the Company. Air travel tickets sold by the Company pursuant to the TWA Agreement, unlike sales from most other consolidators, are booked through SABRE; however, the Company receives its commission directly from the TWA Discounter monthly. Although the TWA Discounter estimates that it will be able to continue to sell tickets on TWA through 2003, the expiration date of the TWA Agreement, there can be no assurance that the TWA Discounter will be able to do so. Also, there can be no assurance that the Company's TWA Agreement will not be terminated before or be extended beyond its scheduled expiration date.

Marketing

      The Company focuses its marketing efforts on placing advertisements listing its easy-to-remember names and toll-free telephone numbers in Yellow Pages directories. Given the broad distribution of Yellow Pages directories in metropolitan areas and other large markets, the Company's strategy is to place advertisements in directories of the largest SMA's, thereby reaching the greatest number of consumers with each advertisement. The Company has advertisements of its toll-free numbers listed in directories reaching a majority of the U.S. population. To increase demand for its services, the Company intends to expand the number of Yellow Page directories in which it advertises. Thereafter, the Company anticipates increasing consumer awareness of its easy-to-use, low-priced airfare approach to travel reservations through increased select print and radio advertising campaigns.

SABRE Technology

      Computerized global distribution systems are the principal means of air travel distribution in the United States and a growing means of air travel distribution internationally. These systems provide real-time access to data on airfares, availability and other travel information. Airfares are constantly changing, with as many as one million changes being made in a day. Given the complexity of the various global distribution systems, the Company believes that the typical consumer will only be well served if a reservation agent is involved in the transaction.

      The Company has chosen the SABRE system as its reservation system. A typical SABRE transaction -- consisting of an information request by a subscriber, a search in SABRE and a response to the subscriber -- is completed within seconds. SABRE's "one-stop shopping" capabilities permit the Company to locate, price, compare and purchase travel and travel-related products and services that best satisfy the traveler's requirements.

      General

      SABRE was developed in the 1960's. SABRE evolved from American Airlines' internal reservation system into a global distribution system when SABRE's content was expanded to include additional airlines and other travel providers. Other global distribution systems include Amadeus/System One (owned by Air France, Continental Airlines, Iberia and Lufthansa); Covia, (owned by United Airlines, British Airways, Swissair, KLM Royal Dutch and USAir, among others) and Worldspan (owned by Delta, Northwest and TWA). Each offers similar products and services.

      The SABRE system is able to perform high-volume, high-reliability, real-time transactions processing 24 hours a day, 365 days a year, enabling the creation of an efficient electronic marketplace for the sale and purchase of travel. The SABRE system maintains approximately 45 million airfares (updated throughout the day) and processes an average of 93 million requests for information per day. Such frequent updates of airfares are essential for the Company to be able to strive to provide its customers with the lowest-priced airfares. Through SABRE, reservations may be booked on all major U.S. and international airlines, but generally not on charter companies or certain small airlines or on air travel offered for resale by consolidators. In addition to providing information to subscribers about airlines and other travel providers and their products and services, SABRE also allows travel agency subscribers to print airline tickets, boarding passes and itineraries and purchase travel insurance or book theater tickets or limousines. Additionally, SABRE provides subscribers with travel information on matters such as currency, health and visa requirements, weather and sightseeing.

      Turbo SABRE

      Because travel agencies have differing needs, based on, among other things, volume and location, the SABRE interface can be modified to meet the specific needs of different travel agents. Travel agents can choose SABRE interfaces that range from simple text-based systems to feature-laden graphical interfaces. The Company has taken advantage of these options by choosing the Turbo SABRE system, an advanced point-of-sale interface that allows for screen customization and reservations/sales process structuring but eliminates SABRE-specific commands, thereby reducing keystrokes and training requirements. Turbo SABRE also provides data not provided in the basic SABRE system, such as back office hosts and local area network (LAN) databases.

      The Company has added to its SABRE system a number of programs written and developed exclusively for the Company. These include programs that generate "pop-up" windows to supply frequently requested or used information, as well as programs to alert reservation agents, supervisors and customer service agents to errors frequently made by system operators. These customized features enhance the speed and efficiency of the Company's operations.

      SABRE Agreements

      In April 1996, the Company renewed the agreement pursuant to which it subscribes to the SABRE system at its Tampa headquarters for a five-year term. In November 1996, the Company also executed a five-year subscriber agreement pursuant to which it subscribes to the SABRE system at its San Diego reservation center. Under these agreements, SABRE provides the Company with the hardware, software, technical support and other services the Company needs to access SABRE in return for leasing fees. These fees are reduced by the "segment incentives." The Company is credited with for each flight segment it books (at both its Tampa and San Diego facilities) through the SABRE system. To the extent that the segment incentives earned by the Company exceed the fees payable by it to SABRE during each quarter, the Company receives such excess in cash.

Intellectual Property

      The Company markets its services in the United States under the names, "1-800-LOW-AIR-FARE," "1-800-FLY-4-LESS" and "1-888-999-VUELA."
"1-800-FLY-4-LESS" and "1-888-999 VUELA" together with their logos are federally registered service marks. The Company has filed an application to register the "1-800-LOW-AIR-FARE" name and logo as a federal service mark with the U.S. Patent and Trademark Office.

      On January 12, 1998, the Company received a letter from counsel for Travel 800, LLC, a wholly-owned subsidiary or Travel Services International, Inc. ("Travel"), (i) stating that the Company's use and advertisement of its "1-800 LOW-AIRFARE" mark and corresponding number is causing confusion among consumers and regulatory problems for Travel, (ii) claiming that Travel began using and promoting its "1-800 LOW-FARE" mark and number before the Company's use and advertisement of its "1-800 LOW-AIRFARE" mark and number, and (iii) requesting that the Company cease and desist from continued use and advertisement of its "1-800 LOW-AIRFARE" mark and number. On or about April 27, 1998, Travel filed with the Trademark Trial and Appeal Board of the United States Patent and Trademark Office (the "Board") a Notice of Opposition (the "Opposition") opposing the Company's application for registration of the "1-800 LOW-AIRFARE" mark.

      The Company has investigated the facts underlying Travel's letter and Opposition and, through its counsel, is mounting a vigorous defense of its rights to use and market the "1-800 LOW-AIRFARE" name and number. In response to Travel's letter and Opposition, the Company filed an answer in which it has sought to have the Board overrule the Opposition and permit the Company to register the "1-800 LOW-AIRFARE" mark. The parties are currently pursuing discovery concerning the contentions advanced in this proceeding. If the Company decides to abandon its "1-800 LOW-AIRFARE" mark and number, it will instead promote its "1-800 FLY-4-LESS" mark and number.

      The Company considers its service marks and the related telephone numbers to be valuable assets. There can be no assurance, however, that if others develop trademarks or telephone numbers similar to those of the Company or challenge the Company's use of its service marks, that the Company would be able to successfully defend its marks.

Competition

      The travel agency industry is intensely competitive. The Company competes with a variety of other providers of travel and travel-related products and services. Its principal competitors are (i) other telemarketing travel companies, (ii) traditional travel agencies, (iii) air carrier vendors, and (iv) various online services available on the Internet. The Company's competitors generally have access to the same technology the Company uses. See "-- SABRE Technology." Although distribution through travel agents continues to be the primary method of travel distribution, new channels of distributing directly to businesses and consumers through computer on-line services, the Internet and private networks are developing. In addition, individual consumers have access to versions of SABRE and other computerized distribution systems of electronic travel permitting consumer-direct travel distribution via personal computer, cable television and other media. The Company faces competition in these channels not only from its principal competitors but also from possible new entrants in the sale of travel products and services and from travel providers that distribute their products and services directly. Microsoft Expedia and Preview Travel are some of the leading providers of on-line travel reservations, and compete with directly with the Company. In addition, the Internet permits consumers to have direct access to travel providers, thereby by-passing both travel agents and global distribution systems such as SABRE. Some of the Company's competitors have significantly greater financial or marketing resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements than the Company.

      During periods of recession in the travel industry, the Company's competitive advantages with respect to quick, convenient processing of reservations and purchases of lowest-priced airfare may be of reduced importance. The Company's position in a recession may be more difficult than some of its competitors, since the Company targets the consumer market which may be the most adversely affected.

      The travel agency industry has also been experiencing consolidation. The Company may experience increased competition in the future if this trend continues and its competitors combine to form larger companies. The Company may not be able to remain competitive with larger travel agencies in the future or maintain its size and industry position relative to its competitors.

      The Company believes that its ability to compete depends upon a number of factors, including price, reliability, name and toll-free number recognition and speed of price quotations and reservations. There can be no assurance that the Company will be able to continue to compete successfully with respect to these or other factors.

Employees

      As of March 25, 1999, the Company had approximately 300 full-time employees. All of the Company's reservation agents, supervisors and other worksite employees are provided through a professional employee leasing organization. The leasing organization is responsible for its employees' benefits. The Company provides all necessary training. The services agreement between the Company and the leasing organization may be terminated on 30 days' prior written notice.

Properties

      The Company's corporate headquarters are located at its 33,000 square foot reservation center in Tampa, Florida. The Company operates a second 9,200 square foot reservation center in San Diego, California. The Company leases these properties from unaffiliated third parties and believes that its existing facilities are adequate for its current needs. The Company currently pays approximately $17,000 per month for its Tampa headquarters and approximately $12,000 per month for its San Diego reservation center.

Litigation

      The Company may be involved from time to time in routine litigation incidental to its business. However, the Company believes that it is not a party to any material pending litigation which is likely to have a significant negative impact on the business, income, assets or operation of the Company.

                                   MANAGEMENT

Executive Officers and Directors

      The executive officers and directors of the Company, and certain information concerning them, are as follows:

           Name                        Age              Position
------------------------               ---   -----------------------------------
Mark D. Mastrini...................... 35    President, Chief Executive Officer,
                                             Chief Operating Officer and
                                             Director
Jerrold B. Sendrow.................... 54    Chief Financial Officer, Vice
                                             President -- Finance, Treasurer and
                                             Secretary
Michael Gaggi......................... 36    Director
George A. Warde....................... 76    Chairman of the Board
Carl A. Bellini....................... 66    Director
L. Douglas Bailey..................... 57    Director
Biagio Bellizzi....................... 59    Vice President -- Marketing
Frank Zhao............................ 39    Vice President -- Controller

      Mr. Mark D. Mastrini has served as the Company's Chief Operating Officer since January 1996, President since January 1997 and Chief Executive Officer since April 1998. Before joining the Company, from October 1992 until October 1996, Mr. Mastrini was the founder and owner of One on One Consulting, a consulting firm in Pueblo, Colorado. From September 1992 until October 1994, Mr. Mastrini was owner of X-Press Printing, a printing business in Pueblo, Colorado. From October 1993 until December 1996, he was the owner and editor of Pueblo West Eagle Monthly Magazine. From May 1991 until June 1992, Mr. Mastrini was Vice President of Sales and Marketing at the Braniff Airlines in Dallas, Texas, an airline which subsequently filed for protection under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court in the Eastern District of New York in July 1992.

      Mr. Jerrold B. Sendrow has served as the Company's Chief Financial Officer, Vice President- Finance, Treasurer and Secretary since the incorporation of the Company in November 1995 and served as a director from inception until July 1997. From June 1994 through November 1995, Mr. Sendrow was employed by 1-800 Low-Air Fare, Inc., the Company's predecessor, in the same capacities. From March 1993 through June 1994, Mr. Sendrow was employed by MSW Columbia Travel Group, Inc. as vice president-finance. From December 1984 through March 1993, Mr. Sendrow was employed by Pisa Brothers, Inc. as controller. Mr. Sendrow has over 23 years experience in the travel industry.

      Mr. Michael A. Gaggi has served as a director of the Company since its incorporation as 800 Travel Systems, Inc. in November 1995, and was its Chairman until April 1998. Since January 1998, Mr. Gaggi has been providing services through 8607 Colonial Group, Inc., a financial consulting firm which he controls to privately- and publicly-held companies. Mr. Gaggi served as a senior vice president at Joseph Stevens & Company, Inc., an investment banking firm in New York City from 1994 until December 1997, when he resigned from such position. From 1993 until 1994, Mr. Gaggi was employed as a vice president by Barington Capital. Mr. Gaggi has been a principal director of Upscale Eyeglass Boutiques Myoptics since 1990. Joseph Stevens & Company, Inc. is not affiliated with or related to The Joseph Stevens Group, Inc., the travel agency acquired by the Company in January 1998, its sole stockholder, The Joseph Stevens Group, LLC or any of its equity members.

      Mr. George A. Warde has served as a director of the Company since October 1997, and as its Chairman since April 1998. Since 1992, he has served as a consultant to various businesses including Oaklawn Partners Ltd. (a consulting firm), Sener (a financial advisory firm in Madrid, Spain), Aircraft Braking Systems, Inc. (a manufacturer of aircraft braking systems), Ayres Corp. (an aircraft manufacturer), Airline Capital Holding Corp. (an investment holding company that invests in airline projects), America Trans Africa Airlines (an airline) and Rich Airways (an airline on whose board he is also serving as a director). From October 1994 until January 1995, he served as temporary president and chief executive officer of Private Jet Expeditions, an airline. From August 1995 until February 1996, he served as president and chief executive officer of Presidential Air, an airline. From 1988 until 1992, Mr. Warde was managing director of Foshing Airlines, an airline which services continental Asia. From 1983 until 1988, he served as vice chairman of Continental Airlines and as president of its Pacific Division. From 1981 until 1983, he served as president and chief executive officer of Continental Airlines, and as a member of its board of directors. From 1974 until 1981, Mr. Warde served as senior vice president and a board member of Airbus Industrie, an airplane manufacturer in Toulouse, France. From 1960 until 1974, he was president, chief executive officer and director of American Airlines Inc. From 1950 until 1960, Mr. Warde was a superintendent of maintenance for Pan American World Airways. From 1940 until 1950, he was director of overseas maintenance for American Airlines.

      Mr. Carl A. Bellini has served as a director of the Company since November 1997. Mr. Bellini is a director (since August 1994), chief operating officer (since October 1993), and executive vice president of marketing and stores (since August 1992) of Revco D.S., Inc., the nation's second largest drugstore chain which was sold to the CVS chain in May 1997. From 1989 until 1992, he was president and chief executive officer of Erol's, Inc., a video and electronics chain. Prior thereto, from 1987 until 1989, Mr. Bellini was executive vice president of stores for Revco. From 1980 until 1987, Mr. Bellini was associated in various capacities with The Sherwin-Williams Company, including as president and manager of the stores division and as group vice president in charge of the retail paint and Gray Drug Fair drug store divisions. From 1975 until 1980, Mr. Bellini served as senior vice president of operations, distribution and real estate of Family Dollar Store. From 1955 until 1975, Mr. Bellini was associated in a variety of operations and management positions with W.T. Grant, a retail variety chain. Mr. Bellini is on the board of directors of Sel-Lab Marketing, a cosmetics firm. He is also advisor to the boards of Manco, a privately-owned adhesives and tape company, Sensormatic, a New York Stock Exchange-listed manufacturer of security devices, and Farmacia Ahumada, a Chilean drugstore chain, and a consultant to Ratcher Press, a publisher of Chain Drug Review and Mass Marketing Review, which are industry publications.

      Mr. L. Douglas Bailey has served as a director of the Company since November 1997. In 1995, he founded Bailey & Associates, Inc., an international retail consulting firm providing information and assistance to consumer goods companies and retail stores, distribution centers and business properties. From 1993 until 1995, Mr. Bailey was president of Home Shopping Club, Inc., the flagship company of the Home Shopping Network. From 1972 until 1992, he was employed in various capacities with the Eckerd Drug Company, most recently as senior vice president of procurement. In 1980, Mr. Bailey and his wife founded Regent Properties, a company specializing in the development of commercial warehouse and office space. From 1969 until 1970, Mr. Bailey was the Florida general merchandise manager of Cunningham Drugs, a drugstore chain. From 1964 until 1968, Mr. Bailey was softlines merchandise manager of Sears, Roebuck & Co. Mr. Bailey is on the board of directors of Sel-Lab Marketing, a cosmetics firm, and Goodwill Industries-Suncoast, Inc., a private foundation. He also serves on the boards of the Pinellas (Florida) Industrial Council and the Florida Lung Association, and serves on the board of trustees or advisory boards of Ruth Eckerd Hall (a performing arts center), The Goodwill-

Suncoast Foundation, Inc. (a private foundation), the University of Florida Retail School and the University of Florida's Stavros Economic Center.

      Mr. Biagio Bellizzi has served as the Company's Vice President-Operations since its incorporation as 800 Travel Systems, Inc. in November 1995. From June 1995 through November 1995, Mr. Bellizzi was employed by 1-800 Low-Air Fare, Inc., the Company's predecessor, as vice president- operations. From 1991 through June 1995, Mr. Bellizzi was employed by Thomas Cook Travel, Inc. as Director-Leisure Marketing from 1993 until 1995 and as Director -- Retail Offices from 1991 to 1993. Mr. Bellizzi has over 30 years experience in the travel industry.

      Mr. Frank Zhao was appointed Vice President -- Controller of the Company in October 1997. Before joining the Company, Mr. Zhao a senior accountant at Toho Shipping (USA), a shipping company. From 1993 until 1995, Mr. Zhao was an associate auditor at Coopers and Lybrand in Washington, D.C. From 1986 until 1990, Mr. Zhao was finance manager of PDL Ltd., a trading and investment company in Hong Kong. From 1983 until 1986 he was a financial consultant at Beijing International Trust and Investment Corporation, an investment company in Beijing, China. Mr. Zhao is a certified public accountant.

Director Compensation

      Directors who are employees of the Company receive no compensation, as such, for service as members of the Board. Directors who are not employees of the Company receive $2,000 per month. All directors are reimbursed for expenses incurred in connection with attendance at meetings.

      In addition, in April 1998, the Company and Mr. Gaggi entered into a Consulting Agreement effective February 1998 providing for a fee of $5,000 per month. As an additional incentive for his continued services, in December 1998, Mr. Gaggi was issued options to purchase 25,000 shares of Common Stock exercisable at a price of $5.50 per share.

      The Company issued options to purchase 100,000 shares, to each of Messrs. Warde, Bellini and Bailey in recognition of their agreements to serve as a Director of the Company. Of the options issued to each of Messrs. Warde, Bellini and Bailey, 50,000 are exercisable at $3.00 per share and 50,000 are exercisable at $3.10 per share.

      During 1996 and 1997 the Company paid personal expenses of certain directors aggregating approximately $250,000. In May 1998, Mr. Gaggi returned to the Company 24,765 shares of Common Stock in satisfaction of his outstanding obligation to the Company of $101,041.20, and Mr. Balsamo returned to the Company 24,766 shares of Common Stock in satisfaction of his outstanding obligation to the Company $146,614.72. See "Certain Transactions."

                             EXECUTIVE COMPENSATION

Executive Compensation

      The following Summary Compensation Table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to Mr. Mastrini, the Company's President, Chief Executive Officer and Chief Operating Officer during the years ended December 31, 1998, 1997 and

1996. Mr. Mastrini was the only employee of the Company whose compensation exceeded $100,000 during such years.

                           SUMMARY COMPENSATION TABLE

                                                   Annual Compensation                          Long Term Compensation
                                          --------------------------------------     ---------------------------------------------
                                                                                     Restricted      Securities           All
     Name and                                                       Other Annual       Stock         Underlying          Other
Principal Position                        Salary           Bonus    Compensation     Awards ($)     Options/SARS      Compensation
------------------                        ------           -----    ------------     ----------     ------------      ------------
Mark Mastrini
  President and Chief
  Operating Officer............  1996    $ 66,459           $0         $     0       $120,000(1)           0               $0
                                 1997    $125,205           $0         $ 8,333       $      0              0               $0
                                 1998    $176,357           $0         $     0       $      0        440,000(2)            $0

----------------------
(1)   Represents 100,000 shares of Common Stock, valued at $1.20 per share.

(2) Includes 25,000 warrants identical to the Warrants sold to the public in the IPO, all of which warrants Mr. Mastrini disposed of in April 1998.

Employment Agreements

      The Company has entered into employment agreements with each of Messrs. Mastrini, Sendrow and Bellizzi. Each of the employment agreements of Mr. Mastrini and Mr. Sendrow terminates on May 31, 2001. Mr. Bellizzi's employment agreement terminates on September 30, 2000. Pursuant to their respective agreements each of Messrs. Mastrini, Sendrow and Bellizzi has agreed to devote his entire working time and attention to the business of the Company. In addition, each of these individuals has agreed not to compete with the business of the Company for a period of ninety days following the termination of his employment with the Company.

      Pursuant to his agreement, as amended, Mr. Mastrini is entitled to receive a base salary initially at the rate of $200,000 per year. The base salary is to increase by 5% plus the annual increase in the consumer price index on each of June 1, 1999 and 2000. In addition to his base salary, Mr. Mastrini is to receive medical and disability insurance comparable to that provided to the Company's executive employees and a car allowance of $500 per month. As additional compensation for his services, the Company agreed to issue an aggregate of 150,000 shares of Common Stock to Mr. Mastrini, including 100,000 shares issued upon execution of his employment agreement, of which 50,000 vested immediately and 50,000 are subjected to forfeiture in the event Mr. Mastrini is not in the employ of the Company 12 months after execution of the agreement, and 50,000 shares are to be issued to him on September 1, 1999 (assuming he is then employed by the Company).

      In addition to his shares, the Company issued to Mr. Mastrini options, exercisable at $5.00 per share, to purchase 50,000 shares of Common Stock, and upon completion of the Company's initial public offering ("IPO") in January 1998 issued to Mr. Mastrini registered warrants, identical to the Warrants offered in the IPO to purchase 25,000 shares of Common Stock. In April 1998, the Company restructured Mr. Mastrini's compensation package by (i) issuing options to purchase 40,000 shares of Common Stock exercisable at $3.00 per share, 33,333 shares which vest on September 30, 2000 and the remainder which vest on January 1, 2001, and (ii) redeeming from Mr. Mastrini 20,000 shares of Common Stock at $5.00 per share. In December 1998, the Company issued to Mr. Mastrini options to purchase 300,000 shares of Common Stock exercisable at $5.00 per share. In December 1998, the Company issued to Mr. Mastrini options to purchase 15,000 shares of Common Stock exercisable at $5.50 per share, half of which vest on May 23, 2000 and the remainder of which vest on November 23, 2000.

      In the event of death, all of his stock and options will vest immediately. In the event that Mr. Mastrini's employment is "constructively terminated" (as that term is defined in his employment agreement) all of his stock and options will vest immediately and he will be entitled to receive the compensation due under his employment agreement in one lump sum.

      Pursuant to his agreement Mr. Sendrow is entitled to receive a base salary initially at the rate of $86,500 per year. Mr. Sendrow's base salary increases by 5% plus the annual increase in the consumer price index on each of June 1, 1999 and 2000. In addition to his base salary Mr. Sendrow is to receive medical and disability insurance comparable to that provided to the Company's executive employees generally and a car allowance of $350 per month. At the time of the execution of his employment agreement, the Company had issued an aggregate of 100,000 shares of Common Stock to Mr. Sendrow. As additional consideration for his services, the Company issued options, exercisable at $5.00 per share, to purchase 25,000 shares of the Company's Common Stock.

      In September 1998, the Company issued to Mr. Sendrow options to purchase 25,000 shares of Common Stock exercisable at $5.00 per share. In December 1998, the Company issued to Mr. Sendrow options to purchase 10,000 shares of Common Stock exercisable at $5.50 per share, half of which vest on May 23, 2000 and the remainder of which vest on November 23, 2000.

      Pursuant to his agreement, Mr. Bellizzi is entitled to receive a base salary initially at the rate of $50,000 per year, subject to a discretionary increase based upon the Board of Directors review of his performance at the end of this year. Mr. Bellizzi's base salary increases by 5% plus the annual increase in the consumer price index on each of October 1, 1998 and 1999. In addition to his base salary, Mr. Bellizzi is to receive medical and disability insurance comparable to that provided to the Company's executive employees generally. At the time of the execution of his employment agreement, the Company had issued an aggregate of 50,000 shares of Common Stock to Mr. Bellizzi. As additional consideration for his services, the Company issued options, exercisable at $5.00 per share, to purchase 12,500 shares of the Company's Common Stock.

      In September 1998, the Company issued to Mr. Bellizzi options to purchase 2,000 shares of Common Stock exercisable at $5.00 per share. In December 1998, the Company issued to Mr. Bellizzi options to purchase 1,000 shares of Common Stock exercisable at $5.50 per share, half of which vest on May 23, 2000 and the remainder of which vest on November 23, 2000.

      In 1998, the Company entered into 2-year employment agreements with each of Ms. Constance Norris (Vice President - Operations) and Frank Zhao (Controller and Vice President - Finance), beginning June 1, 1998. Pursuant to their agreements Ms. Norris and Mr. Zhao are entitled to receive a base salary initially at the rate of $57,000 per year, increased by five percent plus the annual increase in the consumer price index on each of June 1, 1999 and 2000. In addition, Ms. Norris and Mr. Zhao are to receive medical and disability insurance comparable to that provided to the Company's employees.

      In September 1998, the Company issued to Ms. Norris and Mr. Zhao options to purchase 20,000 shares each of Common Stock exercisable at $5.00 per share. In December 1998, the Company issued to Ms.

Norris and Mr. Zhao options to purchase 7,000 shares each of Common Stock exercisable at $5.50 per share, half of which vest on May 23, 2000 and the remainder of which vest on November 23, 2000.

Consultant

      Lucien Bittar served as a consultant to the Company from January 1997 until March 1998 pursuant to an agreement which is scheduled to expire in January 2000 and which provides for a consulting fee of $6,000 per month. Since April 1998, Mr. Bittar has been on an unpaid leave of absence. At his option Mr. Bittar may return as a consultant to the Company on the same terms for the remainder of the original term of his consulting agreement. Mr. Bittar served as the Company's President and Chief Operating Officer and a director from its incorporation as 800 Travel Systems, Inc. in November 1995 until January 1997. Mr. Bittar served as the Vice-Chairman of the Board from April 1996 until February 1997. From August 1994 through November 1995, Mr. Bittar was president and a director of 1-800 Low-Air Fare, Inc., the Company's predecessor. Mr. Bittar founded Filigree, Inc., a travel consulting company, in May 1989 and served as its president and chief executive officer from that time until he joined 1-800 Low-Air Fare, Inc. in August 1994. Before 1989, Mr. Bittar was employed by Thomas Cook Travel, Inc. During that time he served as executive vice president responsible for all United States operations and a member of the Board of Directors. Mr. Bittar currently owns 175,000 shares of Common Stock.

Promoter

      Vito Balsamo, a former director of the Company, may be considered a promoter of the Company. Since December 1997, Mr. Balsamo has been Vice President of Investments at Lexington Capital Partners and Company Ltd. From 1994 until December 1997, Mr. Balsamo held the position of Senior Vice President of Joseph Stevens & Company, L.P., the investment banking firm with which Mr. Gaggi is affiliated. Before joining Joseph Stevens & Company Mr. Balsamo served as Vice President of Barington Capital (September 1993 -- 1994) and as account executive with Thomas James and Company (September 1992 -- September 1993).

Engagement of Employees and Others

      The Board of Directors has determined that the engagement of any individual, as an employee or otherwise, whose compensation is reasonably anticipated to exceed $50,000 per annum, inclusive of reimbursable expenses, will require approval of a majority of the Board.

Stock Option Plan

      Under the Company's 1997 Stock Option Plan (the "1997 Stock Option Plan"), 250,000 shares of Common Stock were reserved for issuance upon exercise of stock options. The 1997 Stock Option Plan is designed as a means to attract, retain and motivate qualified and competent persons who are key to the Company and its subsidiaries, including employees, officers and directors, and upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons. For purposes of this discussion, the term director includes directors of the Company and directors of any of its subsidiaries.

      The Compensation Committee of the Board of Directors or, in the absence of the appointment of a Committee, the Board of Directors (collectively referred to herein as the "Compensation Committee") administers and interprets the 1997 Stock Option Plan and is authorized to grant options thereunder to all eligible employees, officers and directors of the Company. The 1997 Stock Option Plan provides for the granting of both incentive stock options and nonqualified stock options. Options are granted under the 1997 Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Incentive stock options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years.

      No incentive stock option, and unless the Compensation Committee's prior written consent is obtained (which consent may be obtained at the time an Option is granted) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Exchange Act no nonqualified stock option, may be transferred other than by will or the laws of descent and distribution. Each option may be exercisable during the optionee's lifetime only by the optionee, or in the case of a nonqualified stock option that has been transferred with the Compensation Committee's prior written consent, only by the transferee consented to by the Compensation Committee. Unless the Compensation Committee's prior written consent is obtained (which consent may be obtained at the time an Option is granted) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Exchange Act, no shares of Common Stock acquired by an officer, as that term is defined under Rule 16b-3, of the Company or director pursuant to the exercise of an option may be transferred before the expiration of the six-month period following the date on which the option was granted.

      The 1997 Stock Option Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the prime rate of interest, and (iii) be secured by the shares of Common Stock purchased. The Board of Directors has the authority to amend or terminate the 1997 Stock Option Plan, provided that no such action may substantially impair any outstanding option without the written consent of the holder, and provided further that certain amendments of the 1997 Stock Option Plan are subject to shareholder approval. Unless terminated sooner, the 1997 Stock Option Plan will continue in effect until all options granted thereunder have expired or been exercised, provided that no options may be granted after 10 years from the date the Board of Directors adopted the 1997 Stock Option Plan.

      As of December 31, 1998, the Company had outstanding options to purchase all 250,000 shares of Common Stock under the 1997 Stock Option Plan at a weighted average exercise price of $4.68 per share.

      In December 1998, the Board of Directors approved and adopted the Company's 1998 Stock Option Plan, identical to the 1997 Stock Option Plan, and under which the Company is authorized to issue 250,000 shares of Common Stock. As of December 31, 1998, the Company had outstanding options to purchase 190,000 shares of Common Stock under the 1998 Stock Option Plan, each at an exercise price of $5.50 per share.

                              CERTAIN TRANSACTIONS

      In 1997, the Company agreed to issue 50,000 shares to Mr. Mastrini if he remains in the employ of the Company for a period of two years from the closing of the IPO. In addition, pursuant to the terms of his Employment Agreement, the Company granted to Mr. Mastrini options to purchase 50,000 shares of Common Stock, exercisable at $5.00 per share and warrants, identical to those offered under the IPO to purchase 25,000 shares (which warrants he sold in April 1998). The 50,000 shares to be granted to Mr. Mastrini are being treated as compensation and expensed over the two-year period during which they are deemed earned.

      In April 1998, the Company restructured Mr. Mastrini's compensation package by (i) issuing options to purchase 40,000 shares of Common Stock exercisable at $3.00 per share, 33,333 shares which vest on September 30, 2000 and the remainder which vest on January 1, 2001, and (ii) redeeming from Mr. Mastrini 20,000 shares of Common Stock at $5.00 per share.

      In December 1998, the Company issued to Mr. Mastrini options to purchase 300,000 shares of Common Stock exercisable at $5.00 per share. In December 1998, the Company issued to Mr. Mastrini options to purchase 15,000 shares of Common Stock exercisable at $5.50 per share, half of which vest on May 23, 2000 and the remainder of which vest on November 23, 2000.

      In 1997, the Company granted to Mr. Sendrow options to purchase 25,000 shares of Common Stock, exercisable at $5.00 per share. In September 1998, the Company issued to Mr. Sendrow options to purchase 25,000 shares of Common Stock exercisable at $5.00 per share. In December 1998, the Company issued to Mr. Sendrow options to purchase 10,000 shares of Common Stock exercisable at $5.50 per share, half of which vest on May 23, 2000 and the remainder of which vest on November 23, 2000.

      In 1997, the Company granted to Mr. Bellizzi options to purchase 12,500 shares of Common Stock, exercisable at $5.00 per share. In September 1998, the Company issued to Mr. Bellizzi options to purchase 2,000 shares of Common Stock exercisable at $5.00 per share. In December 1998, the Company issued to Mr. Bellizzi options to purchase 1,000 shares of Common Stock exercisable at $5.50 per share, half of which vest on May 23, 2000 and the remainder of which vest on November 23, 2000.

      In September 1998, the Company issued to Ms. Norris and Mr. Zhao options to purchase 20,000 shares each of Common Stock exercisable at $5.00 per share. In December 1998, the Company issued to Ms. Norris and Mr. Zhao options to purchase 7,000 shares each of Common Stock exercisable at $5.50 per share, half of which vest on May 23, 2000 and the remainder of which vest on November 23, 2000.

      In December 1997, the Company issued options to purchase 50,000 shares, exercisable at $3.00 per share, to each of Messrs. Warde, Bellini and Bailey in recognition of their agreements to serve as directors of the Company. The Company also agreed to issue in June 1998 additional options to purchase 50,000 shares, exercisable at $3.00 per share. In May of 1998, Messrs. Warde, Bellini and Bailey agreed to forego receipt of the options to be issued in June 1998, accepting in exchange options to purchase 50,00 shares of Common Stock at $3.10 per share.

      In December 1998, the Company issued to Mr. Michael Gaggi options to purchase 25,000 shares of Common Stock exercisable at $5.50 per share, half of which vest on May 23, 2000 and the remainder of which vest on November 23, 2000.

      During 1996 and 1997 the Company paid personal expenses of certain directors aggregating approximately $250,000. In May 1998, Mr. Gaggi returned to the Company 24,765 shares of Common Stock in satisfaction of his outstanding obligation to the Company of $101,041.20, and Mr. Balsamo returned to the Company 24,766 shares of Common Stock in satisfaction of his outstanding obligation to the Company $146,614.72.

      The Company believes that each of the foregoing transactions was completed on terms at least as favorable to the Company as those which would have been obtained from an unaffiliated party, and intends to conduct all future transactions with directors, officers and affiliates of the Company on an arms-length basis on terms no less favorable than would be obtained from unaffiliated third parties. Furthermore, all such transactions will require the approval of a majority of the independent, disinterested directors. In addition, the Company intends that in the future, all stock options that it grants will have exercise prices of no less than 85% of the then current fair market value of the Common Stock.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by (a) each person who was known by the Company to beneficially own more than five percent of the Company's outstanding Common Stock, (b) each executive officer who owns beneficially any shares, and
(c) all directors and executive officers of the Company as a group.

                                                                                    Percentage
                                                   Number of Shares        of Common Stock Outstanding(2)
                                                     Beneficially        ----------------------------------
       Name and Address(1)                             Owned(1)          Before Offering     After Offering
------------------------------------              ------------------     ---------------     --------------
Michael Gaggi(3).............................            542,904               7.1%                5.0%
Pasquale Guadagno(4).........................            790,232              10.4%                7.2%
Mark D. Mastrini(5)..........................            430,000               5.6%                3.9%
Jerrold B. Sendrow(6)........................            137,500               1.8%                1.3%
Biagio Bellizzi(7)...........................             58,250               0.8%                0.5%
Mees Pierson (Bahamas) Ltd.(8)...............            492,000               6.5%                4.5%
George A. Warde(9)...........................             85,000               1.1%                0.8%
Carl A. Bellini(10)..........................            100,000               1.3%                0.9%
L. Douglas Bailey(10)........................            100,000               1.3%                0.9%
Joseph and Louise Modica(11).................            434,566               5.7%                4.0%
Officers and Directors as a Group(12)
  (7 persons)..............................            1,452,987              19.0%               13.3%

----------
*     Less than 1%

1. Unless otherwise indicated, the address of each of the beneficial owners identified is 4802 Gunn Highway, Suite 140, Tampa, Florida 33624.

2. Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

3. Does not include 2,500 shares owned beneficially by Rose Gaggi, Mr. Gaggi's mother, as to which shares Mr. Gaggi disclaims beneficial ownership. Includes 335 shares issuable upon exercise of options which are immediately exercisable at $1.00 per share.

4. Includes 65,332 shares issuable upon exercise of options which are immediately exercisable at $1.00 per share.

5. Includes (i) 25,000 shares issuable upon exercise of options which are immediately exercisable at $5.00 per share, (ii) 25,000 shares issuable upon exercise of options which are exercisable as of January 21, 1999 at $5.00 per share, (iii) 50,000 shares issuable upon exercise of options which are immediately exercisable at $5.00 per share and (iv) 250,000 shares issuable upon exercise of options which are immediately exercisable at $5.00 per share.

6. Includes 37,500 shares issuable upon exercise of options which are immediately exercisable at $5.00 per share.

7. Includes 8,250 shares issuable upon exercise of options which are immediately exercisable at $5.00 per share.

8. Includes 67,000 shares purchasable upon exercise of options immediately exercisable at a price of $1.00 per share. The beneficial owners of the shares registered under this name are Clive Knowles and Sonia Gallanos.

9. Comprised of (i) 50,000 shares purchasable pursuant to options immediately exercisable at a price of $3.00 per share and (ii) 35,000 shares purchasable pursuant to options immediately exercisable at a price of $3.10 per share.

10. Comprised of (i) 50,000 shares purchasable pursuant to options immediately exercisable at a price of $3.00 per share and (ii) 50,000 shares purchasable pursuant to options immediately exercisable at a price of $3.10 per share.

11. The address of such persons is 157 Narrow North, Staten Island, New York 10305.

12. Includes 696,138 shares purchasable pursuant to the options referred to in footnotes 3, 4, 5, 6, 7 and 8.

                               CONCURRENT OFFERING

      The Registration Statement covering this Prospectus also includes the Prospectus Supplement covering an offering by the Selling Securityholders. The 478,284 Registered Shares and 250,000 Registered Warrants are being registered, at the Company's expense (except for legal fees and expenses for counsels to the Selling Securityholders), under the Securities Act and are freely tradeable. The Company will not receive any proceeds from the sale of the Registered Securities.

      There are no material relationships between any holders of the Registered Securities and the Company, nor have any such material relationships existed within the past three years. See "Principal Stockholders" and "Certain Transactions."

      The Selling Securityholders may from time to time sell all or a portion of their Registered Securities in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which the Registered Securities may hereafter be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Registered Securities may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the Registered Securities may be sold include (i) a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the Registered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resales by such broker dealer for its account pursuant to this Prospectus and the accompanying Prospectus Supplement, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers or to or through marketmakers, (iv) transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the Registration Statement of which this Prospectus is a part and (v) privately negotiated transactions. In addition, any of the Registered Securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus and the accompanying Prospectus Supplement.

      In the case of the sales of the Registered Securities effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Registered Securities, sold by or through such broker-dealers, or both. The Company has advised the Selling Securityholders that the anti-manipulative provisions of Regulation M under the Exchange Act may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus and the accompanying Prospectus Supplement. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Securityholders and any broker-dealers with respect to the sale of the Registered Securities. The Selling Securityholders and any broker-dealers or agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by any such broker-dealers or agents and profit on any resale of the Registered Securities may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. The Company will receive no part of the proceeds from the sale of any of the shares of the Registered Securities by the Selling Securityholders.

      The Company will pay all costs and expenses incurred in connection with the registration under the Securities Act of the Registered Securities offered by the Selling Securityholders, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel and accountants for the Company. Each Selling Stockholder will pay all brokerage fees and commissions, if any, incurred in connection with the sale of the Registered Securities owned by the Selling Stockholder. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

      There is no assurance that any of the Selling Securityholders will sell any or all of the Registered Securities offered by them.

                            DESCRIPTION OF SECURITIES

      As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, par value $.01 per share, 7,616,296 shares of which are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, of which none are outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

Common Stock

      Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered under this Prospectus will be when issued, fully paid and nonassessable.

Preferred Stock

      The Board of Directors is authorized, without any action of the stockholders, to provide for the issuance of one or more series of Preferred Stock and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof including, without limitation, the dividend rate, voting rights, conversion rights, redemption price and liquidation preference per series of Preferred Stock. Any series of Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts to be distributed upon liquidation, dissolution or winding up. There are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intent to issue any Preferred Stock. The existence of authorized but unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of

Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company.

Warrants

      The Warrants were issued in registered form pursuant to an agreement dated January 13, 1998 (the "Warrant Agreement"), between the Company and Continental Stock Transfer Corporation, as Warrant Agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement. A form of the certificate representing the Warrants which form a part of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

      Each of the Warrants entitles the registered holder to purchase one share of Common Stock. The Warrants are exercisable at a price equal to $6.25 (which exercise price has been arbitrarily determined by the Company and the Representatives), subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger. The Warrant exercise period and the Warrant exercise price may not be changed or revised by the Company without the prior written consent of First London.

      The Warrants may be exercised at any time and continuing thereafter until 5:00 pm on January 13, 2003, unless such period is extended by the Company. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

      Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time to redeem the Warrants, at a price of $.05 per Warrant, by written notice to the registered holders thereof, mailed not less than 30 nor more than 60 days before the Redemption Date. The Company may exercise this right only if the closing bid price for the Common Stock for seven trading days during a 10 consecutive trading day period ending no more than 15 days before the date that the notice of redemption is given, equals or exceeds $10.00 per share, subject to adjustment. If the Company exercises its right to call Warrants for redemption, such Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Warrants of record at least 30 days, but not more than 60 days, before the Redemption Date. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Securities Act is not then in effect.

      The Warrant Agreement permits the Company and the Warrant Agent, without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable that are not inconsistent with the provisions of the Warrants and that do not materially adversely affect the interest of any Warrant holder.

      In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Warrants before exercising such Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by
Section 10(a)(3) of the Securities Act. See "Risk Factors -- Necessity to Maintain Current Prospectus" and "State Blue Sky Registration Required to Exercise Warrants."

      In connection with the Stevens Merger, at the Closing, the Company issued warrants exercisable for 250,000 shares to Joseph Stevens Group, Inc., exercisable at the same price and entitled and subject to the same terms and conditions as the Warrants described above.

      In connection with his employment agreement, at the Closing the Company issued warrants exercisable for 25,000 shares to Mark D. Mastrini, exercisable at the same price and entitled and subject to the same terms and conditions as the Warrants described above, all of which he has subsequently sold.

Determination of IPO Price and Terms of Warrants

      Before the IPO, there was no public market for the Common Stock or Warrants. The IPO price of the Common Stock and the Warrants and the exercise price of the Warrants, as well as the exercise price of the warrants underlying the Representatives' Warrants, were determined solely by negotiations between the Company and the Representatives. Among the factors considered in determining these prices were the Company's current financial condition and prospects and the general condition of the securities market. However, the public offering price of the Common Stock and the Warrants and the exercise price of the Warrants and the warrants underlying Representatives' Warrants do not necessarily bear any relationship to the Company's assets, book value, earnings or any other established criterion of value. See "Risk Factors."

Section 203 of the Delaware General Corporation Law

      Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested stockholder or the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction began (excluding stock held by directors who are also officers of the corporation or by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Anti-Takeover Effects of Certain Provisions of the Company's Bylaws

      Certain provisions of the Certificate and Bylaws of the Company summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board of Directors

      The Certificate provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. This provision, when coupled with the provisions of the Certificate and Bylaws authorizing only the Board of Directors to fill vacant directorships, will make it more difficult for a stockholder to remove incumbent directors and simultaneously gain control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

      The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days before the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting and may be deemed to have an anti-takeover effect in that they may delay, defer or prevent the Company from taking actions, including the election of new directors, that a stockholder might consider in the Company's best interests.

Limitation of Liability of Directors and Officers and Indemnification

      The Company's Certificate of Incorporation eliminates, to the fullest extent now or hereafter permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such Director's fiduciary duty as a Director. The Delaware General Corporation Law presently permits such limitation of a Director's liability except where a Director (i) breaches his or her duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock repurchase, or (iv) obtains an improper personal benefit.

      This provision is intended to afford Directors additional protection, and limit their potential liability, from suits alleging a breach of the duty of care by a Director. The Company believes this provision will assist it in maintaining and securing the services of Directors who are not employees of the company. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against Directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct. The Company's Bylaws also provide that Directors and officers shall be indemnified against liabilities arising from their service as Directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company's best interests.

Transfer Agent, Registrar and Warrant Agent

      The transfer agent and registrar for the Common Stock, and the Warrant Agent for the Warrants is Continental Stock Transfer & Trust Company.

Solicitation Fee

      The Company agreed to pay the Representatives upon exercise or redemption of the warrants a fee equal to 5% of the gross proceeds received by the Company. The Representatives are not eligible to receive such fee until after December 31, 1998. Additionally, to receive such fee the Representatives or their designees must be designated in writing by the Warrantholders as having solicited the Warrant exercise and such fee shall not be paid with respect to Warrants held in a discretionary account without prior written approval of such exercise by the discretionary account holder.

      Unless granted an exemption by the Securities and Exchange Commission from Regulation M, the Representatives and any soliciting broker-dealers will be prohibited from engaging in any market making activities with respect to the Company's securities for the time periods prescribed by Regulation M before any solicitation of the exercise of the Warrants until the later of the termination of such solicitation activity or the termination by, waiver or otherwise of any right the Representatives and soliciting broker-dealers may have to receive a fee for the exercise of the Warrants. As a result, the Representatives and soliciting broker-dealers may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

                         SHARES ELIGIBLE FOR FUTURE SALE

General

      The Company has 7,616,296 shares of Common Stock outstanding. Of the 5,959,709 shares of Common Stock issued and outstanding before the IPO, the holders of approximately 3,000,000 shares agreed not to offer, sell or otherwise dispose of ("Sell") such shares until January 21, 1999; the holders of 375,000 shares have agreed not to Sell such shares until July 21, 1999; and the holders of approximately 2,400,000 shares (including the officers and directors of the Company and Vito Balsamo, a former director of the Company) have agreed not to Sell such shares until January 21, 2000.

      To the extent that the "lock-up" agreements were extended in favor of the Representatives, the Representatives have no current plans or understandings to waive, shorten or modify the foregoing lock-up arrangements. The Company will
(i) amend this Prospectus Supplement if these arrangements are waived for 10% or more of the shares of the Selling Securityholders, and (ii) sticker this Prospectus Supplement if these arrangements are waived for between 5% and 10% of the shares of the Selling Securityholders.

      The Company has also agreed that, without the prior written consent of the Underwriters, it will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 1 year after the Closing, subject to certain limited exceptions.

      In general, under Rule 144 under the Securities Act as currently in effect ("Rule 144"), if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 76,000 shares immediately after the IPO) or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

      Since there has been no public market for shares of Common Stock of the Company, the Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of the Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.

      The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "Available Information."

                                  LEGAL MATTERS

      The validity of the Securities offered under this Prospectus was passed upon for the Company by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York.

                                     EXPERTS

      The audited Financial Statements and schedules of the Company included in this Prospectus and elsewhere in the Registration Statement were audited by Killman, Murrell & Company, P.C., independent certified public accountants ("Killman") and Grant Thornton LLP ("Grant Thornton").

      Effective on or about June 22, 1998 the Company dismissed Killman as the Company's principal independent accountants. The decision to change independent accountants was recommended by the Company's Board of Directors after considering the significant additional expenses (including, without limitation, travel, lodging and long-distance communications costs, all of which would have been recurring costs) involved in continuing to retain the Dallas, Texas based Killman, compared to the cost of retaining a Tampa, Florida based firm. See Item 4(b) below. The report of Killman on the Company's financial statements for the year ended December 31, 1997 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with audits of the financial statements of the Company for the year ended December 31, 1997 and during the interim period through the date of Killman's dismissal, there were no disagreements between the Company and Killman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to Killman's satisfaction, would have caused Killman to make reference to the matter in their reports. Further, during such periods, there were no events of the type required to be reported pursuant to Item 304(a)(1)(iv)(B) of Regulation S-B.

      On or about the date of the dismissal of Killman, the Company appointed the Tampa, Florida office of Grant Thornton as the Company's new independent accountants, and Grant Thornton accepted such engagement. Grant Thornton had never previously been consulted by the Company on any matter, nor has it issued any reports on financial statements included or not included herein.

                                      INDEX

                                                                           Page
                                                                          Number
                                                                          ------
PART 1. FINANCIAL INFORMATION

      Item 1. Financial Statements                                   F-1 to F-24

                Reports of Independent Certified Public Accountants  F-1 to F-2

                      Balance Sheets                                        F-3

                      Statements of Operations                              F-5

                      Statement of Stockholders' Equity                     F-6

                      Statements of Cash Flows                              F-7

                      Notes to Financial Statements                         F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
800 Travel Systems, Inc.

We have audited the accompanying balance sheet of 800 Travel Systems, Inc. as of December 31, 1998 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 800 Travel Systems, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                  GRANT THORNTON LLP

Tampa, Florida
March 5, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


800 Travel Systems, Inc.
Tampa, Florida

We have audited the accompanying balance sheets of 800 Travel Systems, Inc. as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 800 Travel Systems, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ Killman, Murrell & Company, P.C.

KILLMAN, MURRELL & COMPANY, P.C.

Certified Public Accountants

Dallas, Texas
February 28, 1998

                                     PART 1
                              FINANCIAL INFORMATION

Item 1. Financial Statements

                            800 TRAVEL SYSTEMS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                          December 31,
                                                   -----------------------
                                                      1998         1997
                                                   ----------   ----------
CURRENT ASSETS

  Cash .........................................   $2,387,273   $   18,710
  Commissions receivable .......................      501,555      553,358
  Prepaids .....................................      166,547       16,617
                                                   ----------   ----------

     Total current assets ......................    3,055,375      588,685

LEASEHOLD IMPROVEMENTS AND EQUIPMENT, net ......      815,225      340,563

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS
  ACQUIRED, net ................................    4,762,864    1,024,385
                                                   ----------   ----------

DEFERRED OFFERING COSTS ........................           --    1,408,573

OTHER ASSETS
  Trademarks, net ..............................      350,971      185,384
  Capitalized software .........................      397,194           --
  Related party receivables ....................        3,500      308,425
  Bonds, security deposits and other assets ....       51,771       37,824
  Merger deposits and deferred acquisition costs           --      416,671
  Prepaid expenses .............................      154,494       68,000
                                                   ----------   ----------

     Total other assets ........................      957,930    1,016,304
                                                   ----------   ----------

     TOTAL ASSETS ..............................   $9,591,394   $4,378,510
                                                   ==========   ==========

                                   (continued)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                           December 31,
                                                   ----------------------------
                                                       1998            1997
                                                   ------------    ------------
CURRENT LIABILITIES
  Note payable ..................................  $         --    $     50,000
  Current maturities of long-term debt ..........        61,645         260,000
  Accounts payable ..............................       354,892       1,830,652
  Accrued liabilities ...........................       394,733         479,670
                                                   ------------    ------------
     Total current liabilities ..................       811,270       2,620,322

DEFERRED RENT ...................................        75,641         138,228

LONG-TERM DEBT - less current maturities ........        24,818          50,000
                                                   ------------    ------------

     Total liabilities ..........................       911,729       2,808,550
                                                   ------------    ------------

COMMITMENTS AND CONTINGENCIES ...................            --              --

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value, 1,000,000
    shares authorized; none issued ..............            --              --
  Common stock, $.01 par value, 20,000,000
    shares authorized; 7,597,096 and 5,959,709
    shares issued and outstanding,
    respectively ................................        75,971          59,597
  Additional paid-in capital ....................    12,067,342       5,297,424
  Stock subscriptions receivable ................            --         (21,547)
  Accumulated deficit ...........................    (3,463,648)     (3,765,514)
                                                   ------------    ------------

     Total stockholders' equity .................     8,679,665       1,569,960
                                                   ------------    ------------

     TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY ...................................  $  9,591,394    $  4,378,510
                                                   ============    ============

    The accompanying notes are an integral part of these financial statements.

                            800 TRAVEL SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS

                                                    Year Ended December 31,
                                                 ----------------------------
                                                     1998            1997
                                                 ------------    ------------
REVENUES
  Commissions ................................   $  7,879,163    $  6,537,146
  Ticket delivery and service fees ...........      3,622,003       1,784,770
                                                 ------------    ------------
     Total revenues ..........................     11,501,166       8,321,916

OPERATING EXPENSES
  Payroll, commissions and employee benefits .      5,421,019       4,307,529
  Telephone ..................................      1,856,364       1,250,888
  Ticket delivery ............................      1,068,625         771,249
  Advertising ................................        323,528         293,036
  General and administrative .................      2,609,034       1,913,654
                                                 ------------    ------------
     Total operating expenses ................     11,278,570       8,536,356
                                                 ------------    ------------

EARNINGS (LOSS) FROM OPERATIONS ..............        222,596        (214,440)

OTHER INCOME (EXPENSE)
  Interest income ............................         99,348           6,461
  Interest expense ...........................        (20,078)        (54,526)
                                                 ------------    ------------

EARNINGS (LOSS) BEFORE INCOME TAXES ..........        301,866        (262,505)

INCOME TAXES .................................             --              --
                                                 ------------    ------------

NET EARNINGS (LOSS) ..........................   $    301,866    $   (262,505)
                                                 ============    ============

NET EARNINGS (LOSS) PER COMMON SHARE - BASIC .   $        .04    $       (.04)
                                                 ============    ============

NET EARNINGS (LOSS) PER COMMON SHARE - DILUTED   $        .04    $       (.04)
                                                 ============    ============

WEIGHTED AVERAGE NUMBER COMMON SHARES
  OUTSTANDING - BASIC ........................      7,475,611       5,957,584
                                                 ============    ============

WEIGHTED AVERAGE NUMBER COMMON SHARES
  OUTSTANDING - DILUTED ......................      7,886,488       5,957,584
                                                 ============    ============

    The accompanying notes are an integral part of these financial statements.

                            800 TRAVEL SYSTEMS, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                Common Stock                             Additional        Stock
                                        ----------------------------       Paid-in     Subscriptions     Retained
                                           Shares           Amount         Capital      Receivable        Deficit         Total
                                        ------------    ------------    ------------   ------------    ------------    ------------
BALANCE, DECEMBER 31, 1996 ..........      5,951,209    $     59,512    $  4,976,259   $    (32,296)   $ (3,503,009)   $  1,500,466
  Issuance of common stock in
    connection with debt issuance
    and services ....................          8,500              85          21,165             --              --          21,250
  Issuance of stock options to
    Directors .......................             --              --         300,000             --              --         300,000
  Payment of stock subscription .....             --              --              --         10,749              --          10,749
  Net loss ..........................             --              --              --             --        (262,505)       (262,505)
                                        ------------    ------------    ------------   ------------    ------------    ------------

BALANCE, DECEMBER 31, 1997 ..........      5,959,709          59,597       5,297,424        (21,547)     (3,765,514)      1,569,960
  Sales of common stock and
    warrants net of issuance expenses
    of $2,253,000 ...................      1,350,000          13,500       4,872,024             --              --       4,885,524
  Joseph Stevens Group, Inc. ........
    Acquisition .....................        383,333           3,833       1,944,082             --              --       1,947,915
  Purchase and retirement of shares .       (204,615)         (2,046)       (405,954)            --              --        (408,000)
  Shares exchanged and retired in payment
    of receivables ..................        (49,531)           (495)       (247,152)            --              --        (247,647)
  Payment of stock subscription .....             --              --              --         21,547              --          21,547
  Exercise of warrants ..............         58,200             582         363,168             --              --         363,750
  Exercise of stock options .........        100,000           1,000          99,000             --              --         100,000
  Issuance of options for services ..             --              --         144,750             --              --         144,750
  Net earnings ......................             --              --              --             --         301,866         301,866
                                        ------------    ------------    ------------   ------------    ------------    ------------
BALANCE, DECEMBER 31, 1998 ..........      7,597,096    $     75,971    $ 12,067,342             --    $ (3,463,648)   $  8,679,665
                                        ============    ============    ============   ============    ============    ============

    The accompanying notes are an integral part of this financial statement.

                            800 TRAVEL SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS

                                                          Year Ended December 31,
                                                        --------------------------
                                                            1998           1997
                                                        -----------    -----------
Increase (decrease) in cash and cash equivalents
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss) ...............................   $   301,866    $  (262,505)
  Adjustments to reconcile net earnings (loss) to net
   cash provided by (used in) operating activities:
      Depreciation and amortization .................       387,803        129,411
      Stock options and warrants issued for expenses             --        321,250
      Changes in operating assets and liabilities,
       net of effects of acquisition:
          Commissions receivable ....................        51,803       (384,740)
          Prepaids and other assets .................      (193,093)      (194,055)
          Deferred rent .............................       (62,587)        41,507
          Accounts payable and accrued expenses .....    (1,560,697)     1,441,489
                                                        -----------    -----------
               Net cash provided by (used in)
                operating activities ................    (1,074,905)     1,092,357

CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of leasehold improvements and equipment ..      (284,891)       (46,703)
  Software development costs ........................      (252,444)            --
  Merger deposits and deferred acquisition costs ....            --       (317,330)

  Cash paid for acquisition .........................    (2,047,054)            --
                                                        -----------    -----------
               Net cash used in investing activities     (2,584,389)      (364,033)

CASH FLOW FROM FINANCING ACTIVITIES
  Deferred offering costs ...........................            --     (1,358,573)
  Proceeds from borrowings, net .....................            --         50,000
  Principal payments on debt ........................      (343,537)          (750)
  Issuance of common stock ..........................     6,294,097             --
  Purchase of common stock ..........................      (408,000)            --
  Proceeds from exercise of options and warrants ....       463,750             --
  Stock subscription collection .....................        21,547         10,749
                                                        -----------    -----------
               Net cash provided by (used in)
                financing activities ................     6,027,857     (1,298,574)
                                                        -----------    -----------

NET INCREASE (DECREASE) IN CASH .....................     2,368,563       (570,250)

CASH AT THE BEGINNING OF PERIOD .....................        18,710        588,960
                                                        -----------    -----------

CASH AT THE END OF PERIOD ...........................   $ 2,387,273    $    18,710
                                                        ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid during the period for:
      Interest expense ..............................   $    28,752    $    39,953
                                                        ===========    ===========

      Income taxes ..................................   $        --    $        --
                                                        ===========    ===========

     The accompanying notes are an integral part of these financial statements.

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 1 - BUSINESS AND BASIS OF PRESENTATION

800 Travel Systems, Inc. (the "Company") is a telemarketing travel company that provides air transportation reservation services. The Company was formed in November 1995 to acquire certain of the assets and assume certain liabilities of 1-800-Low Airfare, Inc. (the Predecessor Business), which occurred December 1, 1995. On January 15, 1998, the Company acquired the stock of Joseph Stevens Group in a business combination accounted for as a purchase.

The Company strives to furnish the lowest airfare available at the time of reservation within the parameters provided by a customer.

The Company incorporated LAF Financial Services, Inc. ("LAF") on January 16, 1996, in the State of Delaware. At December 31, 1998, LAF had not issued any stock, has no assets and had conducted no business activities.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

Leasehold Improvements and Equipment

Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Equipment is stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets, five to ten years for both financial reporting purposes and tax purposes.

Excess of Cost Over Fair Value of Net Assets Acquired

The excess of cost over fair value of net assets acquired is amortized over a period of twenty-five (25) years. Accumulated amortization at December 31, 1998 and 1997 approximates $293,000 and $93,000, respectively.

Trademarks

The cost of the trademarks is being amortized using the straight-line method over their useful estimated lives of fifteen (15) years. Accumulated amortization at December 31, 1998 and 1997 approximates $64,000 and $30,000, respectively.

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Impairment of Long-Lived Assets

The Company periodically reviews the projected undiscounted cash flows for each business unit to determine whether or not there has been permanent impairment of its long-lived assets, and accrues expenses for the amounts, if any, determined to be permanently impaired. No impairment exists for the years presented.

Revenue Recognition

Commission revenues are recognized when travel services are ticketed. Ticket delivery and service fees are recognized when the services are performed.

Fair Value of Financial Instruments

The Company, in estimating its fair value disclosures for financial instruments, used the following methods and assumptions:

      Accounts Receivable, Accounts Payable and Notes Payable: The carrying amounts reported in the balance sheet for accounts receivable, accounts payable and notes payable approximate their fair value due to their relatively short maturity.

      Long-Term Debt: The fair value of the Company's fixed-rate long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. At December 31, 1998, the fair value of the Company's long-term debt approximated its carrying value.

Income Taxes

The Company records income tax expense using the liability method of accounting for deferred income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the company's assets and liabilities. An allowance is recorded when it is more likely than not that any or all of a deferred tax asset will not be realized.

Advertising

Advertising costs are charged to expense as incurred and for the periods ended December 31, 1998 and 1997, amounted to approximately $324,000 and $293,000, respectively.

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Stock Based Compensation

The Company accounts for its stock based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company has elected only the disclosure option of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock Based Compensation, which requires that companies not electing to account for stock based compensation as prescribed by this statement, disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted (see Note
11).

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimated amounts.

Earnings (Loss) Per Share

The Company follows the provisions of SFAS No. 128, Earnings per Share, which requires the presentation of basic and diluted earnings per share.

New Accounting Pronouncements

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income, be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes, is required. The adoption of SFAS No. 130 had no impact on the financial condition or results of operations of the Company.

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, is effective for fiscal years beginning after December 15, 1997. This Statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, and amends SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries. This Statement requires annual financial statements to disclose information about products and services, geographic areas and major customers based on a management approach, along with interim reports. The management approach requires disclosing financial and descriptive information about an enterprise's reportable operating segments based on reporting information the way management organizes the segments for making business decisions and assessing performance. It also eliminates the requirement to disclose additional information about subsidiaries that were not consolidated. The Company has adopted SFAS No. 131 in 1998 with impact only to the Company's disclosure information and not its results of operations.

Effective for 1998, the Company adopted AICPA Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This standard states that costs to develop internal-use computer software during the application development stage as defined in SOP 98-1, should be capitalized. The adoption of this standard had no material effect on the Company's financial statements, as this was the initial year of the software project. Upon completion of a software project, the Company will amortize the software costs over four years.

Reclassifications

Certain reclassifications have been made to the prior year balances to conform to the current presentation.

NOTE 3 - INITIAL PUBLIC OFFERING

On January 15, 1998, the Company completed an initial public offering and sold 1,350,000 shares of its common stock (par share $.01) at a price of $5.00 per share and 3,105,000 redeemable common stock purchase warrants at a price of $.125 per warrant. The following summarizes this financial transaction:

      Proceeds:
        Common stock ..................................   $ 6,750,000
        Redeemable purchase warrants ..................       388,125
                                                          -----------
                                                            7,138,125

        Less underwriters' commission and expense (13%)      (927,956)
                                                          -----------
      Net proceeds to company .........................     6,210,169
        Less company's offering expenses ..............    (1,324,645)
                                                          -----------
      Net proceeds ....................................   $ 4,885,524
                                                          ===========

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 3 - INITIAL PUBLIC OFFERING - Continued

Each warrant entitles its holder to purchase one (1) share of the Company's common stock at a price of $6.25 per share during the five year period commencing on January 15, 1998. The warrants are redeemable by the Company for $0.05 per warrant on not less than thirty (30) nor more than sixty (60) days written notice if the closing price for the common stock for seven (7) trading days during a ten (10) day consecutive trading period ending not more than fifteen (15) days prior to the date that the note of redemption is mailed, equals or exceeds $10.00 per share.

NOTE 4 - BUSINESS COMBINATION

In November 1996, the Company entered into a merger agreement with the Joseph Stevens Group, Inc. ("Stevens"). The agreement calls for all of the capital stock of Stevens to be exchanged for shares of the Company's common stock and a note payable for $1,578,000 (subject to adjustment for assumed liabilities). The merger became effective on the effective date of the Company's initial public offering (January 15, 1998). The Company had made an escrow payment of $46,665 to the seller in connection with the anticipated merger.

Upon the effective date, the Company acquired selected assets and selected liabilities of Joseph Stevens Group, Inc. in exchange for the issuance of 383,333 shares of its common stock, 250,000 warrants to purchase common stock, and the payment of a $1,578,000 purchase acquisition note. The following summarizes the transaction:

       Purchase Price:
         Cash payment on note                                       $1,578,000
         Common stock                                                1,916,665
         Warrants                                                       31,250
         Cash payments                                                 536,665
         Acquisition expenses                                          345,315
         Capital lease assumed                                          70,000
                                                                    ----------
                                                                    $4,477,895
                                                                    ==========
       Assets Acquired:
         Equipment                                                  $  340,000
         Trademarks                                                    200,000
         Goodwill                                                    3,937,895
                                                                    ----------
                                                                    $4,477,895
                                                                    ==========

If, on the second anniversary date of the public offering, the value of the Company's shares then held by the Selling Shareholder, together with the aggregate amount of cash and the fair market value of any assets or properties received by the Selling Shareholder in connection with the sale prior to the second anniversary of the closing date of all or any of the shares received in the merger, was less than $2,571,000, then the Company was required to issue to the Selling Shareholder additional shares of the Company.

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 4 - BUSINESS COMBINATION - Continued

In March 1998, the Company entered into an agreement with the previous stockholders of Joseph Stevens Group, Inc. to purchase a telephone switch and certain other fixed assets and to release the Company from its guaranty of the future value of the Company's common stock issued to the principal stockholder of Joseph Stevens Group, Inc. for payments totaling $490,000. These have been included in the calculation of the purchase shown above. In connection with this agreement, the Company also redeemed 184,615 shares of common stock for $308,000.

As part of the merger agreement, the Company entered into an operating agreement with Stevens, whereby the Company assumed all operations of Stevens as of January 1, 1997, and assumed any economic gains or losses from these operating activities.

The statements of operations and cash flows for the year ended December 31, 1997, include the operations of the Joseph Stevens Group, Inc. for the period January 1, 1997 to December 31, 1997. For the year ended December 31, 1997, approximately 37% of commission revenues were applicable to Stevens' operations.

The following unaudited pro forma financial information assumes the purchase had occurred at the beginning of the respective period after the effect of certain pro forma adjustments to reflect amortization of goodwill and trademarks. The pro forma information is presented for informational purposes only and may not be indicative of actual results had the purchase occurred at the beginning of the respective period.

                                                               Year Ended
                                                              December 31,
                                                                  1997
                                                              ------------
                                                               (Unaudited)

      Revenues                                                $8,321,916
      Net loss                                                $ (433,354)
      Net loss per common share - basic                       $     (.07)
      Net loss per common share - diluted                     $     (.07)

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 5 - NET INCOME (LOSS) PER COMMON SHARE

The following table reconciles the numerators and denominators of the basic and diluted income per share computations, as computed in accordance with SFAS 128:

                                                        Year Ended December 31,
                                                       ------------------------
                                                          1998          1997
                                                       ----------   -----------
      Net earnings (loss) - (numerator) ............   $  301,866   $  (262,505)
                                                       ==========   ===========

      Basic:
        Weighted average shares outstanding
       (denominator) ...............................    7,475,611     5,957,584
                                                       ==========   ===========

        Net earnings (loss) per common share - basic   $      .04   $      (.04)
                                                       ==========   ===========

      Diluted:
        Weighted average shares outstanding ........    7,475,611     5,957,584
        Effect of dilutive options .................      410,877            --
                                                       ==========   ===========
        Adjusted weighted average shares
        (denominator) ..............................    7,886,488     5,957,584
                                                       ==========   ===========

        Net earnings (loss) per common share -
        diluted ....................................          .04          (.04)
                                                       ==========   ===========

All warrants outstanding are excluded from the calculation of diluted weighted average shares, as they are anti-dilutive. Options for 215,000 shares of common stock are excluded from the adjusted weighted average shares for the year ended December 31, 1998, as they are anti-dilutive. All options outstanding for 1997 are excluded from the 1997 calculation of diluted weighted average shares, as they are anti-dilutive.

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 6 - LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Leasehold improvements and equipment by major classification are as follows:

                                                          December 31,
                                                  --------------------------
                                                     1998           1997
                                                  -----------    -----------
      Leasehold improvements ..................   $   194,598    $   155,885
      Telephone equipment .....................       390,044        155,100
      Furniture and fixtures ..................       109,454         78,106
      Computer equipment ......................        27,028         14,858
      Office equipment ........................       358,178         46,718
                                                  -----------    -----------
                                                    1,079,302        450,667
        Less accumulated depreciation .........      (264,077)      (110,104)
                                                  -----------    -----------
      Leasehold improvements and equipment, net   $   815,225    $   340,563
                                                  ===========    ===========

Depreciation expense approximated $154,000 and $70,000 for the years ended December 31, 1998 and 1997, respectively.

NOTE 7 - NOTE PAYABLE AND LONG-TERM DEBT

On December 18, 1997, the Company borrowed $50,000 from an individual and executed a note agreement with the following terms:

      o     12% interest rate

      o     3% loan origination fee paid to noteholder

      o Due date is the earlier of (1) the closing of the Company's initial public offering or (2) June 1, 1998

      o     Unsecured

This note was paid with the proceeds of the initial public offering.

At December 31, 1998 and 1997, long-term debt was as follows:

                                                             December 31,
                                                         ---------------------
                                                              1998       1997
                                                         ---------   --------

      10% purchase money notes, due November 1998,
      unsecured .....................................   $      --   $ 60,000

      12% note payable, payable in monthly principal
      installments of $16,667 plus interest, due
      February 29, 1999, secured by a telephone system      33,333    250,000

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 7 - NOTES PAYABLE AND LONG-TERM DEBT - Continued

                                                             December 31,
                                                          ---------------------
                                                            1998        1997
                                                          --------    --------

       Capital lease,  payable in monthly  payments of
       $2,290 through November 2000                         53,130         --
                                                          --------    --------

                                                          $ 86,463    $310,000
                                                          ========    ========

Approximate maturities of long-term debt at December 31, 1998 are as follows:

       1999                                                            $61,645
       2000                                                             24,818
                                                                      --------
                                                                       $86,463
                                                                      ========

NOTE 8 - INCOME TAXES

Reconciliation of the federal statutory income tax rate of 34.0% to the effective income tax rate for the years ended December 31, is as follows:

                                                         1998      1997
                                                         -----     ----

Federal statutory income tax rate                         34.0%    (34.0)%
States taxes, net of federal                               3.6      (3.6)
Excess of cost over fair value of net assets acquired     19.3        --
Net operating losses not currently utilizable               --      38.3
Net operating loss carryforward                          (59.9)       --
Other                                                      3.0       (.7)
                                                         -----     -----
                                                            --%       --%
                                                         =====     =====

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                 December 31,
                                           ----------------------
                                              1998         1997
                                           ---------    ---------
      Deferred tax assets:
        Net operating loss carryforward    $ 760,000    $ 811,000
        Accrued compensation ...........      45,000           --
                                           ----------------------
                                             805,000      811,000

      Deferred tax liabilities:
        Software developement costs.....     (93,000)          --
                                           ----------------------
                                             712,000      811,000
      Less: valuation allowance.........    (712,000)    (811,000)
                                           ----------------------
                                           $      --    $      --
                                           ======================

At December 31, 1998 and 1997, the Company has a tax net operating loss carryforward of approximately $2,000,000 and $2,386,000, respectively, to offset future taxable income. The tax net operating loss carryforwards begin to expire in 2010. Realization of any portion of the deferred tax asset resulting from the Company's net operating loss carryforward is not considered more likely than not. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset.

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The minimum future office rental commitment for leases approximates the following:

       Year ending December 31,
             1999                                                   $  347,000
             2000                                                      366,000
             2001                                                      369,000
             2002                                                      385,000
             2003                                                      387,000
             Thereafter                                              1,328,000
                                                                    ----------
                                                                    $3,182,000
                                                                    ==========

Rent expense totaled approximately $361,000 and $229,000 for the years ended December 31, 1998 and 1997, respectively.

Phone Agreements

In September 1996, the Company entered into an agreement with its telephone service provider. Pursuant to the four-year agreement, the telephone service provider granted the Company a credit of $15,000 towards installation charges and an additional $180,000 for general charges in the fifth month following the initiation of service (subject to forfeiture in the event the Company discontinues service in the second year of the agreement) and was to grant the Company a credit of $180,000 for general charges in the seventeenth month following initiation of service. These credits were to be recognized as a reduction in telephone expense ratably over the four-year term of the agreement. The agreement required a minimum annual commitment to the telephone service provider of $1,680,000. This agreement was terminated in September 1998, before the receipt of the second $180,000 credit.

In September 1998, the Company entered into a new agreement with its telephone provider which provided an agreed upon rate for its services. This rate is based upon the Company reaching an annual minimum of $1,200,000 in charges for its long-distance services.

Letters of Credit

The Company has letters of credit totaling $35,000, which are collateralized by certain cash accounts of the Company at December 31, 1998.

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 9 - COMMITMENTS AND CONTINGENCIES - Continued

Risks and Uncertainties

The Company is dependent on four airlines for approximately 83% of its revenues, and the Company's ability to quote air travel ticket prices, make reservations and sell tickets is dependent upon the performance of the Sabre electronic travel reservation system.

Employment Agreements

The Company entered into employment agreements with three (3) executive employees, which include the following contract provisions:

      o     Aggregate initial base compensation of $252,000

      o Annual pay raises of five percent (5%) of base compensation plus the annual increase in the consumer price index on each of October 1, 1998 and 1999

      o     Agreements terminate September 30, 2000

      o Each employee agrees not to compete with the business of the Company for a period of ninety (90) days following termination of their employment with the Company

      o Options to purchase 87,500 shares of the Company's common stock at a price of $5.00 per share

      o     Registered warrants to purchase 25,000 shares of Company stock

As a further inducement to sign the above mentioned employment agreement, the President of the Company will be issued 50,000 shares of the Company's common stock in January 2000 (the second anniversary of the execution of his employment agreement). The market value of the shares to be issued was $5.00, with the aggregated value of $250,000 amortized as a charge against operations ratably over two (2) years. During 1998, the Company recognized $120,000 of compensation expense for this grant.

Consulting Agreement

The Company has entered into an agreement with an outside consultant to supervise the development of the Company's new interactive website. The total cost of such development is expected to be approximately $550,000. As of December 31, 1998, the Company has capitalized approximately $397,000 in software costs related to this project. $144,750 of this amount represents the fair value of options granted to the consultant.

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 9 - COMMITMENTS AND CONTINGENCIES - Continued

Litigation

The Company is engaged in various lawsuits in the normal course of business. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial statements.

Year 2000

The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company and its business partners will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

NOTE 10 - STOCKHOLDERS' EQUITY

Preferred Stock

The Board of Directors is authorized, without any action of the stockholders, to provide for the issuance of one or more series of Preferred Stock and to fix the designations, preferences, participations, optional and other rights, qualifications, limitations and restrictions thereof including, without limitation, the dividend rate, voting rights, conversion rights, redemption price and liquidation preference per series of Preferred Stock. Any series of Preferred Stock so issued may rank senior to Common Stock with respect to the payment of dividends or amounts to be distributed upon liquidation, dissolution or winding up. There are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intent to issue any Preferred Stock, although it may determine to do so in the future.

Common Stock

Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 10 - STOCKHOLDERS' EQUITY - Continued

Capital Transactions

In 1997, the Company issued 8,500 shares of its common stock valued at $21,250 for services.

In October and November 1997, three individuals were elected to the Board of Directors of the Company and each of these new directors were issued options to purchase 50,000 shares of the Company's common stock at a price of $3.00 per share. The difference between the option price and the initial public offering price of $5.00 was recognized as a charge against operations at the time the options were issued.

During 1998, the Company received 49,531 shares of Common Stock as payment for $247,647 of receivables from related parties.

During 1998, the Company granted options to a consultant to purchase 225,000 shares of Common Stock at prices ranging from $3.00 to $10.00 per share. The fair value of these options is $144,750 and is included in the software development costs.

NOTE 11 - STOCK OPTIONS AND WARRANTS

In 1997, the Company adopted its 1997 Stock Option Plan (the "Stock Option Plan") under which 250,000 shares of common stock have been reserved for issuance upon exercise of stock options. The Stock Option Plan is designed as a means to attract, retain and motivate qualified and competent persons who are key to the Company, including employees, officers and directors, and those upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

The Compensation Committee of the Board of Directors (the "Compensation Committee") administers and interprets the Stock Option Plan and is authorized to grant options thereunder to all eligible employees, officers and directors of the Company. The Stock Option Plan provides for the granting of both incentive stock options and nonqualified stock options. Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the common stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Incentive stock options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, must have an exercise price of at least 110% of the fair market value of the common stock on the date of grant and a term of no more than five years.

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 11 - STOCK OPTIONS AND WARRANTS - Continued

No incentive stock option may be transferred other than by will or the laws of descent and distribution, unless the Compensation Committee's prior written consent is obtained (which consent may be obtained at the time an option is granted) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Exchange Act on nonqualified stock options. Each option may be exercisable during the optionee's lifetime only by the optionee, or in the case of a nonqualified stock option that has been transferred with the Compensation Committee's prior written consent, only by the transferee consented to by the Compensation Committee. Unless the Compensation Committee's prior written consent is obtained (which consent may be obtained at the time an Option is granted) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Exchange Act, no shares of common stock acquired by an officer of the Company (as that term is defined under Rule 16b-3) or director, pursuant to the exercise of an option, may be transferred prior to the expiration of the six-month period following the date on which the option was granted.

The Stock Option Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the prime rate of interest, and (iii) be secured by the shares of common stock purchased. The Board of Directors has the authority to amend or terminate the Stock Option Plan, provided that no such action may substantially impair any outstanding option without the written consent of the holder, and provided that certain amendments of the Stock Option Plan are subject to shareholder approval. Unless terminated sooner, the Stock Option Plan will continue in effect until all options granted thereunder have expired or been exercised, providing that no options may be granted after 10 years from the date the Board of Directors adopted the Stock Option Plan.

The following is a summary of all the stock option activity:

                                                         Weighted Average
                                              Stock       Exercise Price
                                             Options        Per Share
                                             -------     ----------------

      Outstanding as of December 31, 1996      300,000      $   1.00
        Granted .........................      387,500      $   3.46
        Expired or cancelled ............           --      $     --
                                            ----------

      Outstanding as of December 31, 1997      687,500      $   2.39
        Granted .........................      877,500      $   4.66
        Exercised .......................     (100,000)     $   1.00
        Expired or canceled .............     (150,000)     $   3.10
                                            ----------

      Outstanding as of December 31, 1998    1,315,000      $   3.94
                                            ==========

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 11 - STOCK OPTIONS AND WARRANTS - Continued

The weighted average fair value of options granted during 1998 on granted options whose exercise price exceeds the market price of the stock on the grant date is $.94. The weighted average fair value of options granted during 1998 on granted options whose exercise price is the market price of the stock on the grant date is $.96.

The weighted average fair value of options granted during 1997 on granted options whose exercise price equals the market price of the stock on the grant date is $.86. The weighted average fair value of options granted during 1997 on granted options whose exercise price is less than the market price of the stock on the grant date is $2.53.

The following table summarizes information concerning currently outstanding and exercisable stock options:

                                           Weighted Average
                                              Remaining          Weighted
               Range of        Number       Contractual Life     Average
            Exercise Prices  Outstanding        (Years)       Exercise Price
            ---------------  -----------   -----------------  --------------
            Outstanding Shares
                 $1.00         200,000            8.00           $ 1.00
             $3.00 - $4.00     440,000            9.57           $ 3.15
             $5.00 - $5.50     650,000            9.87           $ 5.15
                  $10           25,000           10.00           $10.00
            Exercisable Shares
                 $1.00         200,000                           $ 1.00
             $3.00 - $4.00     400,000                           $ 3.16
             $5.00 - $5.50     391,250                           $ 5.00
                  $10               --                               --
                               -------
                               991,250                             3.78

            At December 31, 1997, the Company had 450,000 options exercisable at a weighted average exercise price of $1.67.

                            800 TRAVEL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

NOTE 11 - STOCK OPTIONS AND WARRANTS - Continued

At December 31, 1998, warrants to purchase 3,052,200 shares of common stock at an exercise price of $6.25 remain from the IPO. These warrants are redeemable by the Company for $.05 per warrant on not less than (30) nor more than (60) days written notice if the closing price for the common stock for seven (7) trading days during a ten (10) day consecutive trading period ending not more than fifteen (15) days prior to the date that the note of redemption is mailed, equals or exceeds $10.00 per share.

The following is a summary of all warrant activity:

                                                  Range of      Weighted Average
                                                 Per Share       Exercise Price
                                    Warrants   Exercise Price      Per Share
                                    --------   --------------   ----------------
     Outstanding at December 31,
     1996                                  --      $ --              $  --
       Granted                        375,000  $6.25 - $10.00         7.25
       Expired                             --        --                 --
                                   ----------

     Outstanding at December 31,
     1997                             375,000  $6.25 - $10.00        $7.25
       Granted                      3,510,000  $6.25 - $8.25          6.46
       Expired                             --        --                 --
       Exercised                      (58,200)     $6.25              6.25
                                   ----------

     Outstanding at December 31,
     1998                           3,826,800  $6.25 - $10.00        $6.37
                                   ==========

The weighted average fair value of warrants granted during 1998 and 1997 is $1.91 and $-0-, respectively.

The Company has adopted only the disclosure provisions of SFAS No. 123, as it relates to employee awards. APB No. 25 is applied in accounting for the Company's plans. Accordingly, no compensation expense is recognized related to the stock based compensation plans. The pro forma net earnings and net earnings per common share, if the Company had elected to account for its plans consistent with the methodology prescribed by SFAS No. 123, are as follows:

                                                           1998          1997
                                                         ---------    ---------
      Net earnings (loss):
        As reported ..........................           $ 301,866    $(262,505)
        Pro forma ............................           $(355,090)   $(368,630)

      Net earnings (loss) per common share - basic:
        As reported ..........................           $     .04    $    (.04)
        Pro forma ............................           $    (.05)   $    (.06)

      Net earnings (loss) per common share - diluted:
        As reported ..........................           $     .04    $    (.04)
        Pro forma ............................           $    (.05)   $    (.06)

NOTE 12 - RELATED PARTY TRANSACTIONS

For the year ended December 31, 1997, a stockholder was paid $114,800 for service fees and $296,109 for expenses.

Effective February 1998, the Company entered into a consulting agreement with a shareholder and director, whereby the Company pays a monthly fee of $5,000. During 1998, $55,000 was recorded as expense under this agreement.

NOTE 13 - SUPPLEMENTAL CASH FLOW INFORMATION

For the year ended December 31, 1997:

1) The Company issued 8,500 shares of common stock valued at $21,250 for services.

2) The Company issued stock options for the purchase of 150,000 shares of the common stock at a price of $3.00, which was $2.00 per share less than its fair value. The aggregate $300,000 was charged against operations in 1997.

For the year ended December 31, 1998:

1) The Company received common stock as payment for $247,647 of receivables from related parties.

2) The Company granted stock options with a fair value of $144,750 to a consultant who is developing software. These costs were capitalized with software.

3) The Company acquired assets with a fair value of approximately $4.5 million in exchange for approximately $2.1 million of cash, $2.0 million of common stock and warrants, and approximately $400,000 of acquisition costs paid in 1997.

================================================================================

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered under this Prospectus in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                 ---------------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Prospectus Summary ........................................................    2
Risk Factors ..............................................................    5
The Stevens Merger ........................................................   12
Use of Proceeds ...........................................................   12
Dividend Policy ...........................................................   13
Price Range of Securities .................................................   13
Capitalization ............................................................   14
Dilution ..................................................................   15
Management's Discussion and Analysis of Financial
  Condition and Results of Operations .....................................   16
Business ..................................................................   20
Management ................................................................   30
Certain Transactions ......................................................   36
Concurrent Offering .......................................................   40
Description of Securities .................................................   41
Shares Eligible for Future Sale ...........................................   46
Legal Matters .............................................................   47
Experts ...................................................................   47
Financials ................................................................  F-1

                                 ---------------

      Until May 26, 1999 (25 days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================


                                   800 TRAVEL
                                  SYSTEMS, INC.
                              3,321,800 Redeemable
                         Common Stock Purchase Warrants
                                       and
                        3,310,800 shares of Common Stock
                               Issuable Thereunder

                                   PROSPECTUS
                                   May 1, 1999


================================================================================

             PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED MAY 1, 1999)
                            800 TRAVEL SYSTEMS, INC.

                         478,284 Shares of Common Stock
                250,000 Redeemable Common Stock Purchase Warrants
        (and 250,000 Shares of Common Stock Issuable under the Warrants)

      This Prospectus supplement relates to the offer and sale by certain selling securityholders (the "Selling Securityholders") named herein under "Selling Securityholders" of up to 478,284 shares (the "Registered Shares") of common stock, $.01 par value per share ("Common Stock"), of 800 Travel Systems, Inc. (the "Company"), 250,000 Redeemable Common Stock Purchase Warrants (the "Registered Warrants") and 250,000 shares of Common Stock issuable under the Warrants (collectively, the "Registered Securities").

      The Company will not receive any of the proceeds from the sale of securities by the Selling Securityholders. All expenses of registration incurred in connection with this Offering are being borne by the Company, but all selling and other expenses incurred by Selling Securityholders will be borne by the Selling Securityholders. The outstanding Registered Securities were originally issued by the Company in private transactions. See "Selling Securityholders."

      The Selling Securityholders may from time to time sell all or a portion of their Registered Securities in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which the Registered Securities may hereafter be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Registered Securities may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. Each Selling Stockholder and any agent or broker-dealer participating in the distribution of the Securities may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions received by and any profit on the resale of the Registered Securities may be deemed to be underwriting commissions or discounts under the Securities Act.

      The Registration Statement, of which this Prospectus forms a part, also covers the offering by the Company of 3,321,800 shares of Common Stock issuable upon exercise of 3,321,800 Warrants, including 3,105,000 Warrants sold by the Company in its initial public offering which closed on January 21, 1998 (the "IPO") and the closing of the Representatives' exercise of their over-allotment option which occurred on January 23, 1998.

      Brokers or dealers effecting transactions in the Registered Securities on behalf of the Selling Securityholders should confirm the registration thereof under the securities laws of the state in which such transactions occur or the existence of an exemption from registration.

      The Registered Securities are listed on the Nasdaq SmallCap Market System ("Nasdaq"); however no assurance can be given that a trading market for the Registered Securities will be sustained.

      SEE "RISK FACTORS" ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is May 1, 1999.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from sales of any of the Registered Securities by the Selling Securityholders.

                              SELLING STOCKHOLDERS

      The Prospectus Supplement relates to the offer and sale from time to time by certain stockholders of the Company of up to 478,283 outstanding shares of Common Stock and 250,000 Warrants (and 250,000 shares of Common Stock issuable thereunder).

                              TRANSFER RESTRICTIONS

      The holders of the Registered Securities (other than The Joseph Stevens Group, LLC) have agreed not to offer, sell or otherwise dispose of ("Sell") such Registered Securities until January 21, 1999.

                IDENTITY AND OWNERSHIP OF SELLING SECURITYHOLDERS

      The following table provides certain information with respect to the Selling Securityholders and the number of shares of Common Stock owned, offered and to be owned after the offering by each Selling Securityholder, subject to certain transfer restrictions. See "-- Transfer Restrictions."

                                                                        Maximum
                                                  Shares of        Number of Shares      Shares of
                                                Common Stock       of Common Stock    Common Stock to
                                                Owned Before      to be Sold in the   be Owned After
Selling Securityholders                           Offering             Offering       the Offering(1)
-----------------------                           --------             --------       ---------------
The Joseph Stevens Group, LLC(2) .......           198,718              198,718               0

Neil Prior .............................           150,000              150,000               0

Jerry Dowell ...........................           129,566              129,566               0

The Joseph Stevens Group, LLC ..........           250,000(3)           250,000               0

1. Assumes all shares registered herewith are sold by each Selling Stockholder. The referenced offering is not the public offering covered by the accompanying Prospectus.

2. The sole stockholder of The Joseph Stevens Group, Inc. is The Joseph Stevens Group, LLC ("JSG"). The equity members of JSG are Joseph Elizondo, Steve Rohrlick and Western Horizons, Ltd., who are owners, respectively, of 44.3%, 44.3% and 11.4%, respectively, of the equity interest in JSG. See "The Stevens Merger."

3.    Represents the warrants being registered hereunder.

Outstanding Common Stock.

      As of the date of this Prospectus Supplement, the Company has issued and outstanding 7,616,296 shares of Common Stock. See "Capitalization."

                              PLAN OF DISTRIBUTION

      The Selling Securityholders may from time to time sell all or a portion of their Registered Securities in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which the Registered Securities may hereafter be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Registered Securities may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the Registered Securities may be sold include (i) a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the Registered Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resales by such broker dealer for its account pursuant to this Prospectus Supplement, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers or to or through marketmakers, (iv) transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the Registration Statement of which this Prospectus Supplement is a part and (v) privately negotiated transactions. In addition, any of the Registered Securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus Supplement.

      In the case of the sales of the Registered Securities effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Registered Securities, sold by or through such broker-dealers, or both. The Company has advised the Selling Securityholders that the anti-manipulative provisions of Regulation M under the Exchange Act may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus Supplement. The Company is not aware as of the date of this Prospectus Supplement of any agreements between any of the Selling Securityholders and any broker-dealers with respect to the sale of the Registered Securities. The Selling Securityholders and any broker-dealers or agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by any such broker-dealers or agents and profit on any resale of the Registered Securities may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. The Company will receive no part of the proceeds from the sale of any of the Registered Securities by the Selling Securityholders.

      The Company will pay all costs and expenses incurred in connection with the registration under the Securities Act of the Registered Securities offered by the Selling Securityholders, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel and accountants for the Company. Each Selling Securityholder will pay all brokerage fees and commissions, if any, incurred in connection with the sale of the Registered Securities owned by the Selling Securityholder. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

      There is no assurance that any of the Selling Securityholders will sell any or all of the Registered Securities offered by them.

                                 LEGAL OPINIONS

      The validity of the shares of Common Stock offered hereby was passed upon for the Company by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.

      The Registrant has authority under Section 145 of the Delaware General Corporations Law to indemnify its directors and officers to the extent provided in such statute. The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

      At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 25. Other Expenses of Issuance and Distribution.

      The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (excluding the Solicitation Fee) will be as follows:

      Printing and engraving expenses ...................         $ 20,000
      Accounting fees and expenses ......................           30,000
      Legal fees and expenses ...........................           60,000
      Miscellaneous .....................................           13,187
                                                                  --------
                        Total ...........................         $123,187
                                                                  ========
      All amounts are estimated.

ITEM 26. Recent Sales of Unregistered Securities.

      In connection with the initial capitalization of the Company, the Company issued 3,229,600 shares of Common Stock to the officers and directors of the Company in exchange for subscriptions receivable of $32,296 (par value). The offering was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering. Each of the investors was an officer or director of the Company, or a sophisticated investor familiar with the Company.

      During 1996 the Company issued an aggregate of 713,709 shares of Common Stock to the following employees, consultants, third party service providers, its landlord and lenders in satisfaction of amounts due for services rendered, rent and as penalties for failure to timely repay amounts loaned to the Company:

                                                        # of Shares    Value ($)
                                                                       of Shares

Steve Clarke .....................................         20,000         50,000

Michael Cantor ...................................         10,000         12,000

Jose Colon .......................................          2,500          3,000
JFJ Real Estate LP. ..............................         40,000        100,000
Michael Cantor ...................................        220,600        551,500
Jose Colon .......................................         30,000         75,000
Mark Mastrini ....................................        100,000        120,000
Thomas Stalzer ...................................         25,000         30,000
Pasquale Guadagno ................................          5,000          6,000
Scot Spencer .....................................        150,000        300,000
Michael Cantor ...................................         50,609        101,218
Perry Trebatch ...................................         60,000        120,000
                                                       ----------     ----------
                                                          713,709     $1,468,718
                                                       ==========     ==========

The offerings were made in reliance on Section 4(2) of the Securities Act as transactions involving a limited number of offerees and not involving any public offering. Further, with the exception of JFJ Real Estate LP, the Company's landlord, each of the investors had a pre-existing relationship with the Company, as officer, director, shareholder, creditor or counsel, and the Company believes that all of the investors were sophisticated investors capable of evaluating the works of an investment in the Company.

      In 1996 the Company sold and issued 1,387,500 shares of Common Stock to investors in a private placement conducted through various individuals who were paid finder's fees. The Common Stock was sold at an average price per share of $2.11 to the persons set forth below:

Buyer Name                                                  # Shares    $ Amount

Herbert Wolas, Ttee ..................................       40,000       80,000
Casino Partners ......................................       40,000       80,000
Warren Smith .........................................       20,000       50,000
Stan Erickson ........................................       40,000       80,000
Michael Smith ........................................       40,000       80,000
Joseph Smith .........................................       40,000       80,000
Alfred Angrisani .....................................       40,000       80,000
Jack Threadgill ......................................       80,000      160,000
Barry Saunders .......................................       40,000      100,000
Rex Beal .............................................       20,000       41,000
Perry Trebatch .......................................      100,000      200,000
Don Clancy ...........................................       20,000       42,000
Andrew Shevins .......................................       20,000       42,000
Mees Pierson (Bahamas) Ltd. ..........................      425,000      850,000
George Fina ..........................................       20,000       50,000
Arthur Pava ..........................................       40,000      100,000
Albert Wardi .........................................       12,500       25,000
Charles Roeske .......................................       20,000       40,000

B.A. Bobanic .........................................       10,000       25,000
Edward Marini ........................................       20,000       40,000
Michael Smith ........................................       10,000       20,000
Robert Horowitz ......................................       40,000      100,000
Ernest Gottdiener ....................................       40,000      100,000
Eric Hamilton ........................................       40,000      100,000
Jack Busselle ........................................       20,000       50,000
Andrew Shevins .......................................       20,000       50,000
Harry Baron ..........................................       40,000       80,000
Alfred Angrisani .....................................       40,000       80,000
Romajo Partners LP. ..................................       50,000      100,000
                                                          ---------   ----------
                                                          1,387,500   $2,925,000
                                                          =========   ==========

      The individuals set forth below were paid the following fees in connection with their placement of the Company's securities in the private placement: (i) Pasquale Guadagno (Director) -- $45,000; (ii) Mark D. Mastrini (President, Chief Operating Officer and Director) -- $2,000; (iii) Jerrold B. Sendrow (Vice-President-Finance, Chief Financial Officer, Treasurer and Secretary) -- $2,000;
(iv) Scot Spencer (service provider to the Company) -- $231,000; (v) Scott M. Goodman, an unaffiliated third party, $40,000; and (vi) Mario Giovanelli an unaffiliated third party $20,000. Messrs. Mastrini and Sendrow subsequently returned such commissions to the Company. The offering was made in reliance on
Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as an offering only to accredited investors. The Company also paid Mr. Guadagno $10,000 in connection with the issuance of shares to one of the Company's lenders.

      During 1997 the Company issued 8,500 shares to the following third party vendors for services rendered:

                                           Reason For
Stockholder Name                            Issuance    # of Shares      Value
----------------
Albert Wardi .........................      Services       3,500        $  8,750
Barry Saunders .......................      Services       5,000          12,500
                                                           -----        --------
                                                           8,500        $ 21,250
                                                           =====        ========

The offerings were made in reliance on Section 4(2) of the Securities Act as transactions involving a limited number of offerees and not involving any public offerings. Mr. Saunders has represented to the Company in writing that he is an accredited investor.

      Simultaneously with the Company's initial public offering which closed on January 21, 1998, the Company issued 383,333 shares of its Common Stock to The Joseph Stevens Group, Inc. in connection with the Stevens Merger. Such issuance was made in reliance on Section 4(2) of the Securities Act as a transaction involving a limited number of offerees and not involving any public offering.

ITEM 27. Exhibits and Financial Statement Schedules.

(a)   Exhibits:

Exhibit           Description
-------           -----------

1.1         --    Proposed form of Underwriting Agreement(3)

1.2         --    Agreement Among Underwriters(3)

1.3         --    Selected Dealer Agreement(3)

1.4         --    Representatives' Warrant Agreement(5)

2.1         --    Asset Purchase Agreement dated as of November 13, 1995 among
                  1-800 Low-Air Fare, Inc., S. Travel, Inc. and the Company(2)

2.2         --    Amended and Restated Agreement and Plan of Merger dated
                  November 11, 1996 among the Company, Joseph Stevens Group,
                  Inc. and Joseph Stevens Group, LLC(3)

2.3         --    Amended and Restated Interim Operating Agreement between the
                  Company and Joseph Stevens Group, Inc.(3)

2.4         --    Form of Indemnity and Release Agreement among the Company,
                  Joseph Stevens Group, Inc., Joseph Stevens Group, LLC, Steve
                  Rohrlick, Joe Elizondo, MOHS, Inc. and WH/JSG LLC (Exhibit C to the Merger Agreement listed as Exhibit 2.2 herein)(5)

2.5         --    Form of Mutual Release Agreement (Exhibit D to the Merger
                  Agreement listed as Exhibit 2.2 herein)(5)

2.6         --    Form of Promissory Note from Joseph Stevens Group, Inc. to
                  Joseph Stevens Group, LLC (Exhibit E to the Merger Agreement listed as Exhibit 2.2 herein)(5)

2.7         --    Form of Escrow Agreement by and among the Company, Joseph
                  Stevens Group, Inc. and Vincent, Berg, Stalzer, Menendez, P.C.
                  (Exhibit F to the Merger Agreement listed as Exhibit 2.2
                  herein)(5)

2.8         --    First Amendment dated September 9, 1997 to Amended and
                  Restated Agreement and Plan of Merger(5)

2.9         --    Second Amendment dated October 17, 1997 to Amended and
                  Restated Agreement and Plan of Merger(6)

2.10        --    Third Amendment dated October 29, 1997 to Amended and Restated
                  Agreement and Plan of Merger(8)

2.11        --    Fourth Amendment dated December 16, 1997 to Amended and
                  Restated Agreement and Plan of Merger(8)

3.1         --    Proposed form of Registrant's Amended and Restated Certificate of Incorporation(3),(5)

3.2         --    Proposed form of Registrant's Amended and Restated
                  Bylaws(3),(5)

4.1         --    Specimen Common Stock certificate(5)

4.2         --    Specimen Warrant Certificate and Form of Warrant Agreement(3)

5.1         --    Opinion of Phillips Nizer Benjamin Krim & Ballon LLP as to the
                  validity of the Common Stock being registered(5)

10.1        --    Form of Registrant's 1997 Stock Option Plan(2)

10.2        --    Promissory Note of the Company dated November 7, 95 in the amount of $30,000 to the order of S. Travel, Inc. due and payable November 7, 1997(2)

10.3        --    Promissory Note of the Company dated November 7, 1995 in the amount of $30,000 to the order of S. Travel, Inc. due and payable November 7, 1998(2)

10.4        --    Redemption Agreement between the Company and Michael Cantor(2)

10.5        --    Form of Redemption Agreement between the Company and Jose
                  Colon(3)

10.6        --    Agreement between the Company and Perry Trebatch(2)

10.7        --    Lease dated February 10, 1996 by and between JFJ Real Estate
                  Limited Partnership and the Company(2)

10.8        --    Airlines Reporting Corporation ("ARC") Agent Reporting
                  Agreement(2)

10.9        --    Letter dated March 6, 1996 from ARC approving change of
                  ownership(2)

10.10       --    Subscriber Service Agreement dated November 27, 1995 between the Company and Payroll Transfers Interstate, Inc.(2)

10.11       --    Form of Employment Agreement between the Company and Mark D.
                  Mastrini(2),(5)

10.12       --    Form of Employment Agreement between the Company and Jerrold
                  B. Sendrow(2),(5)

10.13       --    Form of Employment Agreement between the Company and Biagio
                  Bellizzi(2),(5)

10.14       --    Form of Consulting Agreement between the Company and Lucien
                  Bittar(3)

10.15       --    Agreement dated as of March 1, 1997 by and between the Company and Global Discount Travel Services(3)

10.16*      --    SABRE Subscriber Agreement dated as of January 28, 1994 by and between S. Travel, Inc., (the Company's predecessor entity), and American Airlines, Inc.(3),(4)

10.17*      --    Amendment No. 1 to SABRE Subscriber Agreement dated February
                  14, 1994 by and between 1-800 Low-Air Fare Travel (predecessor entity of the Company), and American Airlines, Inc.(3),(4)

10.18*      --    Suspension of Service Agreement dated April 3, 1996 by and between the Company and American Airlines, Inc.(3),(4)

10.19*      --    Amendment to SABRE Subscriber Agreement dated July 19, 1996 by and between the Company, and American Airlines, Inc.(3),(4)

10.20*      --    SABRE Subscriber Agreement dated November 20, 1996 by and
                  between the Company and The SABRE Group, Inc.(3),(4)

10.21*      --    Cluster Amendment to SABRE Subscriber Agreement dated November
                  20, 1996 by and between the Company and The SABRE Group,
                  Inc.(3),(4)

10.22       --    Lease Agreement effective November 27, 1995 between the
                  Company and Roque De La Fuente Alexander Revocable Trust No.
                  1, and addendum thereto dated June 27, 1995(3)

10.23       --    Form of Promissory Note in the amount of $50,000 issued by
                  Michael Gaggi to the Company(5)

10.24       --    Form of Promissory Note in the amount of $9,000 issued by
                  Lucien Bittar to the Company(5)

10.25       --    Form of Promissory Note in the amount of $50,000 issued by
                  Vito Balsamo to the Company(5)

10.26       --    Form of Registration Rights Agreement by and among the Company and Michael Gaggi and Pasquale Guadagno(5)

10.27       --    Amended Release and Redemption Agreement, dated September 4,
                  1997, between the Company and Michael Cantor (amending the agreement listed as Exhibit 10.4 above)(5)

10.28       --    Amended Release and Redemption Agreement, dated September 4,
                  1997, between the Company and Jose Colon (amending the agreement listed as Exhibit 10.5 above)(5)

10.29       --    Form of Amendment to Agreement, dated September , 1997,
                  between the Company and Perry Trebatch (amending the agreement listed as Exhibit 10.6 above)(5)

10.30       --    Form of Amendment to Agreement, dated November , 1997, between the Company and Perry Trebatch (amending the agreement listed as Exhibit 10.6 above, as amended by the agreement listed as
                  Exhibit 10.29 above)(6)

10.31       --    Amended and Restated Release and Redemption Agreement, dated
                  November , 1997, between the Company and Michael Cantor
                  (amending the agreement listed as Exhibit 10.4 above, as amended by amended agreement listed as Exhibit 10.27 above)(6)

10.32       --    Amended and Restated Release and Redemption Agreement, dated
                  November , 1997, between the Company and Jose Colon (amending the agreement listed as Exhibit 10.5 above, as amended by amended agreement listed as Exhibit 10.28 above)(6)

10.33       --    Agreement dated March 20, 1998 between the Company and Joseph
                  Stevens Group, LLC(9)

10.34       --    Pledge Agreement dated March 22, 1998 between the Company,
                  Joseph Stevens Group, LLC and Phillips Nizer Benjamin Krim &
                  Ballon LLP(9)

10.35       --    Form of Registrant's 1998 Stock Option Plan(10)

11.1        --    Statement regarding computation of per share earnings(8)

12.1        --    Statement regarding computation of ratios(8)

21.1        --    Subsidiaries of the Registrant(2)

23.1        --    Consent of Phillips Nizer Benjamin Krim & Ballon LLP (included in its opinion filed as Exhibit 5.1)

23.2        --    Consent of Killman, Murrell & Company(5),(6),(7),(8),(1)

23.3        --    Consent of Accetta and Olmstead, Accountancy
                  Corporation(2),(6),(7),(8)

23.4        --    Consent of Feldman Radin & Co., P.C.(2),(5),(6),(7),(8)

23.5        --    Consent of Feldman Radin & Co., P.C. regarding termination of engagement(3),(5),(6),(7),(8)

23.6        --    Consent of Grant Thornton LLP(1)

24.1        --    Reference is made to the Signatures section of the
                  Registration Statement filed on June 2, 1997 for the Power of
                  Attorney contained therein

1.    Filed herewith.

2.    Filed on June 2, 1997.

3.    Filed on July 24, 1997

4.    Refiled on August 22, 1997

5.    Filed on September 12, 1997

6.    Filed on November 6, 1997

7.    Filed on December 2, 1997

8.    Filed on December 17, 1997

9.    Filed on March 30, 1998 in connection with the Company's report on Form
      8-K.

10. Filed on December 15, 1998 in connection with the Company's Registration Statement on Form S-8.

* Portions of this exhibit are the subject of a confidential treatment request.

(b)   Financial Statement Schedules:

      The following supplemental schedules can be found on the indicated pages of this Registration Statement.


                              Item                                  Page
                              ----                                  ----
      NONE

      All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 28. Undertakings.

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement; and

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

      (b) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) The undersigned registrant hereby undertakes to provide appropriate disclosure in the event that any of the underwriters in the offering contemplated hereby enter into transactions with any of the selling security holders or waive the lock-ups applicable to such selling security holders' securities. Such disclosure will be accomplished by means of a "Sticker" supplement to the prospectus if such transactions involve from 5% up to 10% of the registered security holders' securities as provided in Rule 424(e) and if such transactions involve more than 10% of the registered security holders securities' by means of a post effective amendment to this registration statement.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on April 16, 1999.

                                    800 TRAVEL SYSTEMS, INC.


                                    By:   /s/ MARK D. MASTRINI
                                          --------------------------
                                          Mark D. Mastrini, President,
                                          Chief Executive Officer,
                                          Chief Operating Officer and Director

      Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                                   Title                                          Date
-----------------------------------   -------------------------------------------------        ---------------
/s/ MARK D. MASTRINI                  President, Chief Executive Officer                        April 16, 1999
-----------------------------------   Chief Operating Officer and Directors
Mark D. Mastrini

/s/ JERROLD B. SENDROW                Chief Financial Officer, Vice President - Finance         April 16, 1999
-----------------------------------   Treasurer and Secretary
Jerrold B. Sendrow                    (principal accounting officer)

/s/ MICHAEL GAGGI                     Director                                                  April 16, 1999
-----------------------------------
Michael Gaggi

/s/ GEORGE A. WARDE                   Chairman of the Board                                     April 16, 1999
-----------------------------------
George A. Warde

/s/ CARL A. BELLINI                   Director                                                  April 16, 1999
-----------------------------------
Carl A. Bellini

/s/ L. DOUGLAS BAILEY                 Director                                                  April 16, 1999
-----------------------------------
L. Douglas Bailey